Exhibit 99.2

MBIA INSURANCE CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2013 and December 31, 2012

and for the periods ended March 31, 2013 and 2012

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	March 31, 2013	December 31, 2012
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $499,543 and $708,068)	$520,598	$730,440
Investments carried at fair value	4,019	3,825
Short-term investments held as available-for-sale, at fair value (amortized cost $224,932 and $157,791)	226,116	158,610
Other investments (includes investments at fair value of $1,561 and $611)	27,087	28,139

Total investments	777,820	921,014
Cash and cash equivalents	433,758	396,788
Accrued investment income	4,659	7,085
Premiums receivable	1,161,036	1,228,381
Deferred acquisition costs	478,490	508,600
Prepaid reinsurance premiums	1,303,660	1,370,711
Insurance loss recoverable	3,876,724	3,648,025
Reinsurance recoverable on paid and unpaid losses	158,533	159,338
Property and equipment, at cost (less accumulated depreciation of $57,353 and $60,186)	1,402	1,633
Receivable for investments sold	55	65
Derivative assets	6,673	6,764
Current income taxes	7,775	7,071
Deferred income taxes, net	1,208,334	1,239,427
Other assets	19,125	19,744
Assets of consolidated variable interest entities:
Cash	71,556	176,342
Investments held-to-maturity, at amortized cost (fair value of $2,759,203 and $2,674,336)	2,825,600	2,829,200
Fixed-maturity securities at fair value	1,753,006	1,734,774
Loans receivable at fair value	1,819,428	1,880,586
Loan repurchase commitments	1,175,611	1,086,040
Derivative assets	257	333

Total assets	$17,083,502	$17,221,921

Liabilities and Equity (Deficit)
Liabilities:
Unearned premium revenue	$2,367,640	$2,507,839
Loss and loss adjustment expense reserves	769,669	845,573
Reinsurance premiums payable	306,036	313,287
Long-term debt	2,633,200	2,604,063
Deferred fee revenue	388,004	409,458
Derivative liabilities	3,005,725	2,933,229
Other liabilities	437,547	403,315
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $3,595,279 and $3,675,182)	6,420,879	6,504,382
Derivative liabilities	149,322	161,745

Total liabilities	16,478,022	16,682,891

Commitments and contingencies (See Note 11)
Equity (deficit):
Series A non-cumulative perpetual preferred stock, par value $1,000 per share, liquidation value $100,000 per share, authorized—4,000, issued and outstanding—2,759	27,598	27,598
Common stock, par value $220.80 per share; authorized, issued and outstanding—67,936 shares	15,000	15,000
Additional paid-in capital	979,919	981,735
Retained earnings (deficit)	(403,441)	(510,283)
Accumulated other comprehensive income (loss), net of tax of $7,632 and $1,642	(13,596)	24,980

Total equity (deficit)	605,480	539,030

Total liabilities and equity (deficit)	$17,083,502	$17,221,921

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Revenues:
Premiums earned:
Scheduled premiums earned	$36,259	$47,685
Refunding premiums earned	1,449	4,651

Premiums earned (net of ceded premiums of $62,326 and $66,678)	37,708	52,336
Net investment income	3,106	5,971
Fees and reimbursements	22,447	24,380
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	11,430	(4,102)
Unrealized gains (losses) on insured derivatives	(72,618)	303,387

Net change in fair value of insured derivatives	(61,188)	299,285
Net gains (losses) on financial instruments at fair value and foreign exchange	21,543	18,013
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	-	(1,325)
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	-	(37,086)

Net investment losses related to other-than-temporary impairments	-	(38,411)
Other net realized gains (losses)	40	511
Revenues of consolidated variable interest entities:
Net investment income	12,635	13,319
Net gains (losses) on financial instruments at fair value and foreign exchange	30,756	(31,770)

Total revenues	67,047	343,634
Expenses:
Losses (recoveries) and loss adjustment	(198,443)	82,666
Amortization of deferred acquisition costs	33,153	26,682
Operating	24,493	54,869
Interest	57,693	53,369
Expenses of consolidated variable interest entities:
Operating	4,528	6,584
Interest	10,010	10,681

Total expenses	(68,566)	234,851

Income (loss) before income taxes	135,613	108,783
Provision (benefit) for income taxes	28,771	54,282

Net income (loss)	$106,842	$54,501

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Net income (loss)	$106,842	$54,501
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities:
Unrealized gains (losses) during the period	98,517	32,576
Provision (benefit) for income taxes	30,844	5,328

Total	67,673	27,248
Reclassification adjustments for (gains) losses amounts included in net income (loss)	(94,128)	(7,538)
Provision (benefit) for income taxes	(29,823)	(2,638)

Total	(64,305)	(4,900)
Other-than-temporary impairments on available-for-sale securities:
Other-than-temporary impairments arising during the period	-	-
Provision (benefit) for income taxes	-	-

Total	-	-
Reclassification adjustments for other-than-temporary impairments included in net income (loss)	-	37,086
Provision (benefit) for income taxes	-	12,980

Total	-	24,106
Foreign currency translation	(42,327)	(12,570)
Provision (benefit) for income taxes	(383)	(188)

Total	(41,944)	(12,382)

Total other comprehensive income (loss)	(38,576)	34,072

Comprehensive income (loss)	$68,266	$88,573

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT) (Unaudited)

For The Three Months Ended March 31, 2013

(In thousands except share amounts)

							Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)
					Additional Paid-in Capital	Retained Earnings (Deficit)
	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance, December 31, 2012	2,759	$27,598	67,936	$15,000	$981,735	$(510,283)	$24,980	$539,030

Net Income (loss)	-	-	-	-	-	106,842	-	106,842
Other comprehensive income (loss)	-	-	-	-	-	-	(38,576)	(38,576)
Share-based compensation, net of tax of $2,111	-	-	-	-	(1,816)	-	-	(1,816)

Balance, March 31, 2013	2,759	$27,598	67,936	$15,000	$979,919	$(403,441)	$(13,596)	$605,480

The accompanying notes are an integral part of the consolidated financial statements.

MBIA INSURANCE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Premiums, fees and reimbursements received	$46,823	$48,769
Investment income received	74,141	101,674
Insured derivative losses and commutations paid	(627)	(20,270)
Financial guarantee losses and loss adjustment expenses paid	(113,474)	(159,696)
Proceeds from reinsurance and recoveries	13,156	16,227
Operating and employee related expenses paid	(33,127)	(43,664)
Interest paid	(40,796)	(111,711)
Income taxes received (paid)	288	(160)

Net cash used by operating activities	(53,616)	(168,831)

Cash flows from investing activities:
Purchase of fixed-maturity securities	(14,240)	(96,010)
Sale and redemption of fixed-maturity securities	191,418	526,899
Proceeds from paydowns on variable interest entity loans	69,249	59,992
Redemptions of held-to-maturity investments	3,600	-
Sale of short-term investments, net	6,059	50,953
(Purchase) sale of other investments, net	(600)	1,178
Payments for derivative settlements	(22,717)	(30,543)
Capital expenditures	-	(234)

Net cash provided by investing activities	232,769	512,235

Cash flows from financing activities:
Principal paydowns of variable interest entity notes	(246,969)	(288,109)

Net cash used by financing activities	(246,969)	(288,109)

Net (decrease) increase in cash and cash equivalents	(67,816)	55,295
Cash and cash equivalents—beginning of period	573,130	296,484

Cash and cash equivalents—end of period	$505,314	$351,779

Reconciliation of net income (loss) to net cash used by operating activities:
Net income (loss)	$106,842	$54,501
Changes in:
Accrued investment income	2,427	3,722
Premiums receivable	44,998	38,935
Deferred acquisition costs	30,110	27,076
Unearned premium revenue	(107,954)	(125,900)
Prepaid reinsurance premiums	67,051	75,930
Reinsurance premiums payable	(7,251)	(5,632)
Loss and loss adjustment expense reserves	(75,457)	22,543
Reinsurance recoverable on paid and unpaid losses	805	(2,251)
Insurance loss recoverable	(228,555)	(90,839)
Receivable from affiliates	2,956	(1,504)
Payable to reinsurers on recoverables	5,412	11,228
Accounts receivable	(17)	(1)
Accrued expenses	84,362	39,334
Deferred fee revenue	(21,456)	(24,422)
Current income taxes	(704)	2,577
Amortization (accretion) of bond premiums (discounts), net	314	1,165
Depreciation	229	505
Other net realized (gains) losses	(40)	(511)
Investment losses on other-than-temporary impaired investments	-	38,411
Unrealized (gains) losses on insured derivatives	72,618	(303,387)
Net (gains) losses on financial instruments at fair value and foreign exchange	(52,299)	13,757
Deferred income tax provision (benefit)	30,128	51,588
Share-based compensation	294	373
Other operating	(8,429)	3,971

Total adjustments to net income (loss)	(160,458)	(223,332)

Net cash used by operating activities	$(53,616)	$(168,831)

The accompanying notes are an integral part of the consolidated financial statements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties

Summary

MBIA Insurance Corporation is a wholly-owned subsidiary of MBIA Inc. (the “Parent” or “MBIA”). The guarantees of MBIA Insurance Corporation and its subsidiaries, (“MBIA Corp.”) insure structured finance and asset-backed obligations, privately issued bonds used for the financing of public purpose projects, which are primarily located outside of the United States (“U.S.”) and that include toll roads, bridges, airports, public transportation facilities, utilities and other types of infrastructure projects serving a substantial public purpose, and obligations of sovereign and sub-sovereign issuers. Structured finance and asset-backed securities (“ABS”) typically are securities repayable from expected cash flows generated by a specified pool of assets, such as residential and commercial mortgages, insurance policies, consumer loans, corporate loans and bonds, trade and export receivables, leases for equipment, aircraft and real property.

Business Developments

As a result of insured losses during the period from 2007 through March 31, 2013, MBIA Corp. has seen ratings downgrades, a near cessation of new insurance business and increasing liquidity pressure. MBIA Corp. has been unable to write meaningful amounts of new insurance business since 2008 and does not expect to write significant new insurance business prior to an upgrade of its credit ratings. In May of 2013, Standard & Poor’s Financial Services LLC (“S&P”) upgraded MBIA Insurance Corporation’s rating to B with a stable outlook from CCC with a negative outlook.

Bank of America Settlement

In May of 2013, MBIA Inc., together with its subsidiaries, MBIA Corp. and National Public Finance Guarantee Corporation (“National”), entered into a comprehensive settlement agreement and related agreements (the “BofA Settlement Agreement”) with Bank of America Corporation and certain of its subsidiaries (collectively, “Bank of America”). Under the terms of the BofA Settlement Agreement, MBIA Corp. received a payment of approximately $1.7 billion, consisting of $1.6 billion in cash and $136 million principal amount of MBIA Inc.’s 5.70% Senior Notes due 2034. In exchange for such payment, MBIA Corp. agreed to dismiss the litigation commenced in September 2008 against Countrywide Home Loans, Inc. (“Countrywide”), among other parties, and later amended to include claims against Bank of America, relating to breaches of representations and warranties on certain MBIA-insured securitizations sponsored by Countrywide. Bank of America and MBIA have also agreed to the commutation of all of the MBIA Corp. policies held by Bank of America, which have a notional insured amount of approximately $7.4 billion, and of which $6.1 billion are policies insuring credit default swaps (“CDS”) held by Bank of America referencing commercial real estate exposures. MBIA Corp. will have no further payment obligations under the commuted policies. The New York State Department of Financial Services (“NYSDFS”) advised MBIA Corp. that the NYSDFS did not object to the BofA Settlement Agreement.

Under the terms of the BofA Settlement Agreement, Bank of America received a five-year warrant to purchase 9.94 million shares of MBIA common stock at a price of $9.59 per share. Bank of America has also agreed to dismiss the pending litigation between the parties concerning the restructuring transactions announced by MBIA on February 18, 2009 (the “Transformation”) and the pending litigation between the parties concerning the senior debt Consent Solicitation completed by MBIA in the fourth quarter of 2012. In addition, Bank of America agreed to withdraw the purported “notice of default” it sent in connection with such Consent Solicitation.

Under the terms of the BofA Settlement Agreement, the dismissals of the litigations referenced above are initially being filed on a “without prejudice” basis. The parties will refile such dismissals on a “with prejudice” basis provided that, within the one-year period following execution of the BofA Settlement Agreement, none of the claims released pursuant to the BofA Settlement Agreement are reinstated and neither party is required to make a payment on any such released claims. MBIA Corp. views the likelihood of such an event as remote, and thus expects that the litigation dismissals will be filed on a “with prejudice” basis at the expiration of such one-year period.

MBIA Corp.’s policies insuring the residential mortgage-backed securities (“RMBS”) securitizations originated by Countrywide will continue to be in full force and effect, and MBIA Corp. will continue to make timely payments of principal and interest when due under such policies. Bank of America will have no further representation and warranty liability with respect to the origination of the mortgage loans in the MBIA-insured Countrywide and certain other securitizations.

In addition, MBIA Corp. has entered into a $500 million three-year secured revolving credit agreement with Blue Ridge Investments, L.L.C., an affiliate of Bank of America (the “BofA Secured Loan”). Borrowings may be used for general corporate purposes and will be secured by a pledge of collateral consisting of the following: (i) MBIA Corp.’s right to receive put-back recoveries related to ineligible mortgage loans included in its insured RMBS transactions; (ii) MBIA Corp.’s future recoveries on defaulted insured RMBS transactions resulting from expected excess spread generated by performing loans in such transactions; (iii) MBIA Corp.’s future installment premiums; and (iv) 65% of the voting capital stock in MBIA Corp.’s wholly-owned subsidiary, MBIA UK (Holdings) Limited. The BofA Secured Loan includes a number of provisions that govern MBIA Corp.’s ability to draw on the loan and use the proceeds from the borrowings, limit the amount MBIA Corp. can use to fund commutations without the consent of Bank of America, and require it to prepay borrowings. The loan also includes customary representations and warranties and customary affirmative, negative and financial covenants, including a requirement that MBIA Corp. maintain at least $750 million of statutory capital (defined as policyholders’ surplus plus contingency reserves).

The payment from Bank of America, including the MBIA Inc. bonds, was used to repay the remaining outstanding balance and accrued interest on MBIA Corp.’s secured loan from National (the “National Secured Loan”) in accordance with its terms. The National Secured Loan balance of $1.7 billion as of March 31, 2013 was reduced to approximately $1.6 billion prior to the Bank of America settlement as a result of the receipt of $110 million in settlement of Flagstar Bank’s put-back obligation.

The value of the settlement is consistent with amounts recorded on MBIA Corp.’s statutory balance sheet as of December 31, 2012. MBIA Corp.’s liquidity and capital risk profile has substantially improved as a result of the settlement. While MBIA Corp. has updated its estimates to reflect the BofA Settlement Agreement in its financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) as of and for the three months ended March 31, 2013, certain of the agreements will be accounted for in the second quarter of 2013 as of the settlement date.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties (continued)

Societe Generale Settlement

In May of 2013, MBIA Inc., together with its subsidiaries, MBIA Corp. and National, entered into an agreement with Societe Generale pursuant to which MBIA commuted $4.2 billion of gross insured exposure comprising ABS collateralized debt obligations (“CDOs”), structured commercial mortgage-backed securities (“CMBS”) pools and commercial real estate (“CRE”) CDOs. The amount MBIA paid to Societe Generale in consideration of commuting its insured exposure was consistent with MBIA Corp.’s aggregate statutory loss reserves for the exposures commuted. Also, pursuant to the agreement, Societe Generale agreed to dismiss the pending litigation between the parties concerning the Transformation, which includes any appeals of the decision denying the Article 78 petition and the plenary case.

Transformation Litigation Resolution

As a result of the Bank of America settlement and the Societe Generale settlement, all litigation brought originally by the group of eighteen domestic and international financial institutions, relating to the establishment of National, has been resolved.

Other

MBIA Corp. continues to seek to reduce both the absolute amount and the volatility of its obligations and potential future claim payments through the execution of commutations of insurance policies. The combination of the failure of certain mortgage originators to honor contractual obligations to repurchase ineligible mortgage loans from securitizations MBIA Corp. insured, commutation payments to reduce liabilities and claim payments have placed liquidity pressure on MBIA Corp. The failure of certain mortgage originators to repurchase ineligible mortgages from securitizations MBIA Corp. insured represents significant breaches of their contractual obligations. As of March 31, 2013 and December 31, 2012, cash and liquid assets were $258 million and $345 million, respectively. Management believes MBIA Corp.’s current liquidity position, together with future cash inflows and amounts available under a lending facility, are adequate to make expected future claim payments.

During the three months ended March 31, 2013, MBIA Corp. made $139 million in gross claim payments, and commuted $2.1 billion of gross insured exposure, primarily comprising investment grade corporate CDOs. Subsequent to March 31, 2013, MBIA Corp. agreed to commute an additional $13.4 billion of gross insured exposure, primarily comprising structured CMBS pools, first-lien subprime RMBS, high yield corporate CDOs, CRE CDOs, structured insurance securities, ABS CDOs and first-lien alternative-A RMBS, including the aggregate notional amount of $7.4 billion described above in the “Bank of America Settlement” discussion and the aggregate notional amount of $4.2 billion described above in the “Societe Generale Settlement” discussion.

The reference herein to “ineligible” mortgage loans refers to those mortgage loans that MBIA Corp. believes failed to comply with the representations and warranties made by the sellers/servicers of the securitizations to which those mortgage loans were sold (including mortgage loans that failed to comply with the related underwriting criteria), based on MBIA Corp.’s assessment of such mortgage loans’ compliance with such representations and warranties, which included information provided by third-party review firms. The sellers/servicers have contractual obligations to cure, repurchase or replace such ineligible mortgage loans. These expected recoveries are generally referred to as “put-backs”, and are calculated based on MBIA Corp.’s assessment of a range of possible collection outcomes. MBIA Corp.’s assessment of the ineligibility of individual mortgage loans has been challenged by the sellers/servicers of the securitizations in litigation and there is no assurance that MBIA Corp.’s determinations will prevail.

Risks and Uncertainties

MBIA Corp.’s consolidated financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause MBIA Corp. to revise its estimates and assumptions or could cause actual results to differ from MBIA Corp.’s estimates. While MBIA Corp. believes that it continues to have sufficient capital and liquidity to meet all of its expected obligations, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected.

Significant risks and uncertainties that could affect amounts reported in MBIA Corp.’s financial statements in future periods include, but are not limited to, the following:

•

Management’s expected liquidity and capital forecasts for MBIA Corp. for 2013 reflect adequate resources to pay expected claims. In addition, MBIA Corp. can borrow under the BofA Secured Loan to pay claims. However, there is risk to the liquidity forecast as MBIA Corp’s second-lien RMBS and remaining insured CMBS pools are potentially volatile. There are risks to the capital forecast due to those potential liabilities, potential volatility in the collection of put-back recoverables and potential volatility associated with remaining ABS CDO exposures. Further, the remaining insured portfolio, aside from these exposures, could deteriorate and result in loss reserves and claim payments. Management believes it will have adequate resources to pay expected claims. However, if MBIA Corp. experiences higher than expected claims payments or is unable to commute exposures that represent substantial risk, MBIA Corp. may ultimately have insufficient resources to continue paying claims, which could also cause the NYSDFS to commence a rehabilitation or liquidation proceeding, as per Article 74 of the NYIL, against MBIA Insurance Corporation (an “MBIA Corp. Proceeding”). As a result of the BofA Settlement Agreement, the risk of an MBIA Corp. Proceeding has been significantly reduced;

•

Incurred losses from insured RMBS have declined from their peaks. However, due to the large percentage of ineligible mortgage loans included within the MBIA Corp.-insured second-lien portfolio, performance remains difficult to predict and losses could ultimately be in excess of MBIA Corp.’s current estimated loss reserves. In addition, MBIA Corp.’s efforts to recover losses from second-lien RMBS originators could be delayed, settled at amounts below its contractual claims or potentially settled at amounts below those recorded in its consolidated financial statements. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s RMBS reserves and recoveries;

•

Further economic stress might cause increases in MBIA Corp.’s loss estimates on its remaining exposure, particularly within its higher risk structured CMBS pool, ABS CDO and RMBS exposures. As of March 31, 2013, MBIA Corp.’s CMBS pools and CRE CDOs gross par outstanding, including approximately $6.1 billion of exposure held by Bank of America that was commuted subsequent to March 31, 2013, and ABS CDO gross par outstanding was approximately $17.6 billion and $4.1 billion, respectively. MBIA Corp.’s primary strategy for managing its CMBS pool and ABS CDO exposures has been commutations. MBIA Corp.’s ability to commute insured transactions is limited by available liquidity, including the availability of the BofA Secured Loan and the use of other available financing structures and liquidity, some of which could be subject to regulatory approval by the NYSDFS. In addition, the BofA Secured Loan includes limits on commutations without Bank of America’s consent. There can be no assurance that MBIA Corp. will be able to fund further commutations through borrowings or otherwise. Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” for information about MBIA Corp.’s estimate of losses on its exposures;

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties (continued)

•

As of March 31, 2013, MBIA Corp. was not in compliance with a requirement under NYIL to hold qualifying assets in an amount necessary to satisfy its contingency reserves. MBIA Corp. has reported the deficit and has requested approval from the NYSDFS to release a portion of its contingency reserves as of September 30, 2012, December 31, 2012 and March 31, 2013, but to date has not received approval. In addition, as of March 31, 2013, MBIA Corp. exceeded its aggregate risk limits under NYIL. MBIA Corp. previously filed a formal notification with the NYSDFS regarding the overage and submitted a plan to achieve compliance with its limits. While the NYSDFS has not taken action against MBIA Corp., the NYSDFS may restrict MBIA Corp. from making commutation or other payments or may impose other remedial actions for failing to meet these requirements; and

•

In the event the economy and the markets to which MBIA Corp. is exposed do not improve, or decline, the unrealized losses on insured credit derivatives could increase, causing additional stress in MBIA Corp.’s reported financial results. In addition, volatility in the relationship between MBIA Corp.’s credit spreads and those on underlying collateral assets of insured credit derivatives can create significant unrealized gains and losses in MBIA Corp.’s reported results of operations. Refer to “Note 6: Fair Value of Financial Instruments” for information about MBIA Corp.’s valuation of insured credit derivatives.

As a result of the BofA Settlement Agreement, the risk of an MBIA Corp. Proceeding has been significantly reduced. While MBIA Corp. believes it will have adequate resources to pay expected claims, in the event it does not have adequate resources in the future and the NYSDFS were to commence an MBIA Corp. Proceeding, MBIA Corp. may be subject to the following:

•

CDS counterparties may seek to terminate CDS contracts insured by MBIA Corp. and MBIA UK Insurance Limited (“MBIA UK”) and make market-based damage claims (irrespective of whether actual credit-related losses are expected under the underlying exposure). MBIA Corp. believes that such an acceleration would likely terminate any residual value;

•

Medium-term notes (“MTNs”) issued by MBIA’s subsidiaries, MBIA Global Funding, LLC (“GFL”) and Meridian Funding Company, LLC (“Meridian”), which are insured by MBIA Corp., would accelerate. To the extent GFL failed to pay the accelerated amounts under the GFL MTNs or the collateral securing the Meridian MTNs was deemed insufficient to pay the accelerated amounts under the Meridian MTNs, the MTN holders would have policy claims against MBIA Corp. for scheduled payments of interest and principal;

•

An MBIA Corp. Proceeding may accelerate certain investment agreements issued by MBIA Inc. including, in some cases, with make-whole payments. To the extent MBIA fails to pay the accelerated amounts under these investment agreements or the collateral securing these investment agreements is deemed insufficient to pay the accelerated amounts due, the holders of the investment agreements would have policy claims against MBIA Corp.;

•	Payments under MBIA Corp. insurance policies could be suspended, delayed or reduced, in whole or in part;

•	An acceleration of the surplus notes issued by MBIA Corp. and a possible reduction or further delay or suspension of the amounts due;

•

MBIA Corp.’s ability to carry out its tax planning strategies. This may cause it to record additional allowances against a portion or all of its deferred tax assets. Refer to “Note 9: Income Taxes” for information about MBIA Corp.’s deferred tax assets. In addition, MBIA Corp. is currently included in the consolidated tax return of MBIA Inc. An MBIA Corp. Proceeding could result in challenges to the tax sharing arrangement among the MBIA affiliates that might adversely affect management’s ability to manage taxes efficiently;

•

Approval of the rehabilitator and the rehabilitation court (or liquidator and liquidation court, as the case may be) may be required for a variety of actions of importance to MBIA Corp. and its policyholders, including, without limitation, settlement of MBIA Corp.’s put-back litigation and commutation of MBIA Corp.-insured exposures;

•

The rehabilitator or liquidator would replace the Board of Directors of MBIA Corp. and take control of the operations and assets of MBIA Corp., which would result in changes to its strategies and management;

•	An MBIA Corp. Proceeding would be an event of default under the BofA Secured Loan and, as a result, the loan could be accelerated and Bank of America would have rights to the loan’s collateral; and

•

MBIA Corp. would be subject to significant additional expenses arising from the appointment of the rehabilitator or liquidator, as receiver, and payment of the fees and expenses of the advisors to such rehabilitator or liquidator.

Key Lending Agreements

MBIA Corp. has entered into lending agreements as follows:

BofA Secured Loan

In connection with the BofA Settlement Agreement in May of 2013, MBIA Corp. and Blue Ridge Investments, L.L.C., an affiliate of Bank of America (“Blue Ridge”), entered into the BofA Secured Loan, pursuant to which Blue Ridge agreed to make revolving loans to MBIA Corp. in an aggregate amount of up to $500 million. The following is a summary of the material terms of the Loan Agreement. This summary is not complete and is subject to the full text of the documents described below.

Use of Proceeds

The proceeds of the BofA Secured Loan can be used for general corporate purposes. Once the BofA Secured Loan outstanding exceeds $50 million, the proceeds must be used for the purpose of meeting ordinary course liquidity requirements expected to arise during the 30 days following such borrowing.

Conditions to Borrowings

Blue Ridge’s obligation to make loans is subject to usual and customary conditions precedent, including that on the date of the borrowing (i) no default is continuing or would occur as a result of that borrowing and (ii) the representations and warranties specified in the BofA Secured Loan agreement are true and accurate in all material respects.

Interest Rate and Fees

Loans will bear interest at a rate per annum equal to, at MBIA Corp.’s option, of (i) the adjusted LIBOR rate (“LIBOR Rate Loans”) plus an applicable margin, or (ii) the base rate (“Base Rate Loans”), which is determined by reference to the highest of (A) Bank of America’s prime rate and (B) the sum of the federal funds effective rate plus ½ of 1.0%, and (C) the adjusted LIBOR rate plus 1.00%, plus an applicable margin. Interest accrues daily and is payable (x) in the case of Base Rate Loans, quarterly in arrears, and (y) in the case of LIBOR Rate Loans, on the last day of each interest period applicable to such LIBOR Rate Loan (unless the interest period is longer than three months, in which case interest is payable on the last day of each three-month period). The applicable margin is 7.50% per annum (in the case of LIBOR Rate Loans) and 6.50% (in the case of Base Rate Loans). With respect to any available but undrawn amounts under the Loan Agreement, MBIA Corp. is obligated to pay a commitment fee on such undrawn amounts of 2.00% per annum.

Security

The Loans are secured by (i) recoveries for claims paid on insured RMBS arising from satisfaction by various originators of such securities of their obligations to buy back ineligible loans (“Put Back Recoveries”), (ii) future installment premiums in respect of all of MBIA Corp.’s outstanding financial guaranty insurance policies, (iii) salvage or subrogation recoveries that result from excess interest or other income generated on performing loans in RMBS insured by MBIA Corp. and (iv) 65% of the voting capital stock of MBIA UK (Holdings) Limited (the collateral described in clauses (ii) and (iii) above, the “Other Prepayment Collateral”). Under the BofA Secured Loan agreement, the value of the collateral described in clauses (i) through (iii) above must at all times be greater than $1.0 billion. As of March 31, 2013, the value of the Collateral was approximately $2.5 billion (after giving effect to the BofA Settlement Agreement and Flagstar Bank settlement).

Scheduled Repayment

The maturity date of the BofA Secured Loan is three years from the closing date, at which time any then outstanding loans will be due and payable.

Mandatory Prepayments

Loans are required to be prepaid (and Blue Ridge’s commitments reduced) in an amount equal to the following: (i) 100% of the proceeds of any put-back recoveries and (ii) on and after the first anniversary of the closing date, from the proceeds of any Other Prepayment Collateral in an amount equal to (x) from the first anniversary of the closing date to the second anniversary of the closing date, 50% of such proceeds and (y) from the second anniversary of the closing date to the maturity date, 100% of such proceeds. In addition, loans must be prepaid (and Blue Ridge’s commitments reduced) in an amount equal to 100% of the proceeds of certain disposals of assets to the extent exceeding $1 million in aggregate for all such disposals. Finally, loans must be prepaid (but without any commitment reduction) to the extent the proceeds of any borrowing that is a liquidity borrowing are not in fact used for such purposes and have not otherwise been used to repay loans within the required 30-day period.

Representations and Warranties

The BofA Secured Loan agreement contains customary representations and warranties for loan facilities of this type, which are given on the closing date and at each borrowing under the BofA Secured Loan agreement, including with respect to organization of MBIA Corp., power and authority, enforceability of the loan documents, receipt of any necessary governmental approvals, financial condition and solvency, and compliance with laws.

Covenants

The BofA Secured Loan agreement contains certain affirmative and negative covenants which are customary for loan facilities of this type in relation to, among other matters, delivery of financial statements, notice of material events, existence and conduct of business, payment of taxes and other obligations, maintenance of books and records, compliance with all material laws, and maintenance of insurance, and includes a requirement that MBIA Corp. maintain at least $750 million of statutory capital (defined as policyholders’ surplus plus contingency reserves).

In addition, MBIA Corp. may not, without Blue Ridge’s consent consummate any amendments, compromises or commutations with respect to insurance obligations and settlements of litigation to the extent (x) that payments made in respect of such remediation efforts exceed $500 million in the aggregate, (y) after giving effect thereto and to any borrowings of loans in connection therewith, the aggregate principal amount of loans outstanding would exceed $200 million or (z) after giving effect thereto, all remediation efforts taken as a whole since the closing date, would, cumulatively, have reduced MBIA Corp.’s statutory capital by $100 million or more.

In addition, MBIA Corp. may not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment of principal, interest or fees or any other payment on, any of its indebtedness (including the Surplus Notes), except for payments of the loans, under the BofA Secured Loan agreement and except for certain refinancings and refundings of its indebtedness.

Change of Control

MBIA Corp. may be required to prepay all amounts outstanding under the BofA Secured Loan agreement upon the occurrence of a change of control.

Events of Default

The BofA Secured Loan agreement contains certain events of default which are customary for loan facilities of this type (and with customary cure periods), including failure to pay principal, interest or fees on the loans, misrepresentation, failure to observe covenants or conditions, failure to pay other material indebtedness, insolvency and bankruptcy matters, and unlawfulness or invalidity of the loan documents.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties (continued)

National Secured Loan

In 2011, National provided the $1.1 billion National Secured Loan to MBIA Insurance Corporation in order to enable MBIA Insurance Corporation to fund settlements and commutations of its insurance policies. This loan was approved by the NYSDFS as well as by the boards of directors of MBIA Inc., MBIA Insurance Corporation and National Public Finance Guarantee Corporation. The National Secured Loan has a fixed annual interest rate of 7% and a maturity date of December 2016. MBIA Insurance Corporation has the option to defer payments of interest when due by capitalizing interest amounts to the loan balance, subject to the collateral value exceeding certain thresholds. MBIA Insurance Corporation has elected to defer the interest payments due under the loan. MBIA Insurance Corporation’s obligation to repay the loan is secured by a pledge of collateral having an estimated value in excess of the notional amount of the loan as of March 31, 2013, which collateral comprised the following future receivables of MBIA Insurance Corporation: (i) its right to receive put-back recoveries related to ineligible mortgage loans included in its insured second-lien RMBS transactions; (ii) future recoveries on defaulted insured second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions; and (iii) future installment premiums. During 2012, MBIA Insurance Corporation borrowed an additional $443 million under the National Secured Loan with the approval of the NYSDFS at the same terms as the original loan to fund additional commutations of its insurance policies. As of March 31, 2013, the outstanding principal amount which includes capitalized interest under this loan was $1.7 billion. In connection with the BofA Settlement, in May 2013, MBIA Insurance Corporation repaid this loan and extinguished the agreement.

MBIA Corp. Secured Loan

MBIA Corp., as lender, maintained a master repurchase agreement with MBIA Inc. (“MBIA Corp. Secured Loan”) for the benefit of MBIA Inc.’s asset/liability products business, which totaled $2.0 billion at inception and was scheduled to mature in May 2012, as amended. This loan was repaid in May 2012 and there have been no further draws. The average interest rate on the MBIA Corp. Secured Loan was 2.53% for the three months ended March 31, 2012. Also in May 2012, the NYSDFS approved the maturity extension of the MBIA Corp. Secured Loan facility to May 2013 with a maximum outstanding amount of $450 million. The loan facility expired on May 3, 2013.

Note 2: Significant Accounting Policies

MBIA Corp. has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying unaudited consolidated financial statements do not include all of the information and disclosures required by GAAP for annual periods. These statements should be read in conjunction with MBIA Corp.’s consolidated financial statements and notes thereto included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of MBIA Corp.’s consolidated financial position and results of operations. All material intercompany balances and transactions have been eliminated.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three months ended March 31, 2013 may not be indicative of the results that may be expected for the year ending December 31, 2013. The December 31, 2012 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, or shareholders’ equity for all periods presented.

Subsequent Events

MBIA Corp. has evaluated all subsequent events as of May 9, 2013, the date of issuance of the consolidated financial statements, for inclusion in MBIA Corp.’s consolidated financial statements and/or accompanying notes.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02)

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-02, “Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income” that requires an entity to present information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component and to present significant amounts reclassified out of AOCI by the respective line items of net income. The amendments will only affect MBIA Corp.’s disclosures and will not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. MBIA Corp. adopted this standard in the first quarter of 2013.

Disclosures about Offsetting Assets and Liabilities (ASU 2011-11)

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210)—Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 creates new disclosure requirements about the nature of MBIA Corp.’s rights of setoff and related arrangements associated with its financial instruments and derivative instruments. This amendment does not change the existing offsetting eligibility criteria or the permitted balance sheet presentation for those instruments that meet the eligibility criteria. The disclosure requirements are effective for MBIA Corp. beginning in the first quarter of 2013. In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210)—Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2013-01 clarifies that ASU 2011-11 applies only to derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in the FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. These standards will only affect MBIA Corp.’s disclosures and will not affect MBIA Corp.’s consolidated balance sheets, results of operations, or cash flows. MBIA Corp. adopted this standard in the first quarter of 2013.

Refer to the Notes to Consolidated Financial Statements of MBIA Corp. included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 for further information regarding the effects of recently adopted accounting standards on prior year financial statements.

Note 4: Variable Interest Entities

MBIA Corp. provides credit protection to issuers of obligations that may involve issuer-sponsored special purpose entities (“SPEs”). An SPE may be considered a variable interest entity (“VIE”) to the extent the SPE’s total equity at risk is not sufficient to permit the SPE to finance its activities without additional subordinated financial support or its equity investors lack any one of the following characteristics: (i) the power to direct the activities of the SPE that most significantly impact the entity’s economic performance or (ii) the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the entity. A holder of a variable interest or interests in a VIE is required to assess whether it has a controlling financial interest, and thus is required to consolidate the entity as primary beneficiary. An assessment of a controlling financial interest identifies the primary beneficiary as the variable interest holder that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE. An ongoing reassessment of controlling financial interest is required to be performed based on any substantive changes in facts and circumstances involving the VIE and its variable interests.

MBIA Corp. evaluates issuer-sponsored SPEs initially to determine if an entity is a VIE, and is required to reconsider its initial determination if certain events occur. For all entities determined to be VIEs, MBIA Corp. performs an ongoing reassessment to determine whether its guarantee to provide credit protection on obligations issued by VIEs provides MBIA Corp. with a controlling financial interest. Based on its ongoing reassessment of controlling financial interest, MBIA Corp. determines whether a VIE is required to be consolidated or deconsolidated.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

MBIA Corp. makes its determination for consolidation based on a qualitative assessment of the purpose and design of a VIE, the terms and characteristics of variable interests of an entity, and the risks a VIE is designed to create and pass through to holders of variable interests. MBIA Corp. generally provides credit protection on obligations issued by VIEs, and holds certain contractual rights according to the purpose and design of a VIE. MBIA Corp. may have the ability to direct certain activities of a VIE depending on facts and circumstances, including the occurrence of certain contingent events, and these activities may be considered the activities of a VIE that most significantly impact the entity’s economic performance. MBIA Corp. generally considers its guarantee of principal and interest payments of insured obligations, given nonperformance by a VIE, to be an obligation to absorb losses of the entity that could potentially be significant to the VIE. At the time MBIA Corp. determines it has the ability to direct the activities of a VIE that most significantly impact the economic performance of the entity based on facts and circumstances, MBIA Corp. is deemed to have a controlling financial interest in the VIE and is required to consolidate the entity as primary beneficiary. MBIA Corp. performs an ongoing reassessment of controlling financial interest that may result in consolidation or deconsolidation of any VIE.

Nonconsolidated VIEs

The following tables present the total assets of nonconsolidated VIEs in which MBIA Corp. holds a variable interest as of March 31, 2013 and December 31, 2012. The following tables also present MBIA Corp.’s maximum exposure to loss for nonconsolidated VIEs and carrying values of the assets and liabilities for its interests in these VIEs as of March 31, 2013 and December 31, 2012. MBIA Corp. has aggregated nonconsolidated VIEs based on the underlying credit exposure of the insured obligation. The nature of MBIA Corp.’s variable interests in nonconsolidated VIEs is related to financial guarantees, insured CDS contracts and any investments in obligations issued by nonconsolidated VIEs.

	March 31, 2013
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$15,031	$10,796	$-	$60	$4	$53	$35	$66
Mortgage-backed residential	32,210	12,505	10	72	3,502	70	389	5
Mortgage-backed commercial	4,646	2,328	-	2	-	2	-	-
Consumer asset-backed	5,605	2,990	10	18	-	18	21	-
Corporate asset-backed	18,799	9,309	-	111	13	128	-	-

Total global structured finance	76,291	37,928	20	263	3,519	271	445	71
Global public finance	45,298	20,242	-	202	-	248	4	-

Total insurance	$121,589	$58,170	$20	$465	$3,519	$519	$449	$71

(1)	-	Reported within “Investments” on MBIA Corp.‘s consolidated balance sheets.
(2)	-	Reported within “Premiums receivable” on MBIA Corp.‘s consolidated balance sheets.
(3)	-	Reported within “Insurance loss recoverable” on MBIA Corp.‘s consolidated balance sheets.
(4)	-	Reported within “Unearned premium revenue” on MBIA Corp.‘s consolidated balance sheets.
(5)	-	Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.‘s consolidated balance sheets.
(6)	-	Reported within “Derivative liabilities” on MBIA Corp.‘s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Variable Interest Entities (continued)

	December 31, 2012
			Carrying Value of Assets			Carrying Value of Liabilities
In millions	VIE Assets	Maximum Exposure to Loss	Investments(1)	Premiums Receivable(2)	Insurance Loss Recoverable(3)	Unearned Premium Revenue(4)	Loss and Loss Adjustment Expense Reserves(5)	Derivative Liabilities(6)
Insurance:
Global structured finance:
Collateralized debt obligations	$16,925	$10,873	$-	$62	$5	$55	$37	$74
Mortgage-backed residential	34,061	13,075	11	77	3,278	75	440	4
Mortgage-backed commercial	4,801	2,432	-	2	-	2	-	-
Consumer asset-backed	5,820	3,086	10	19	-	19	21	-
Corporate asset-backed	19,980	9,981	-	123	13	140	-	-

Total global structured finance	81,587	39,447	21	283	3,296	291	498	78
Global public finance	39,259	21,346	-	220	-	267	4	-

Total insurance	$120,846	$60,793	$21	$503	$3,296	$558	$502	$78

(1)	-	Reported within “Investments” on MBIA Corp.‘s consolidated balance sheets.
(2)	-	Reported within “Premiums receivable” on MBIA Corp.‘s consolidated balance sheets.
(3)	-	Reported within “Insurance loss recoverable” on MBIA Corp.‘s consolidated balance sheets.
(4)	-	Reported within “Unearned premium revenue” on MBIA Corp.‘s consolidated balance sheets.
(5)	-	Reported within “Loss and loss adjustment expense reserves” on MBIA Corp.‘s consolidated balance sheets.
(6)	-	Reported within “Derivative liabilities” on MBIA Corp.‘s consolidated balance sheets.

The maximum exposure to loss as a result of MBIA Corp.’s variable interests in VIEs is represented by insurance in force. Insurance in force is the maximum future payments of principal and interest, net of cessions to reinsurers, which may be required under commitments to make payments on insured obligations issued by nonconsolidated VIEs.

Consolidated VIEs

The carrying amounts of assets and liabilities of consolidated VIEs were $7.6 billion and $6.6 billion, respectively, as of March 31, 2013, and $7.7 billion and $6.7 billion, respectively, as of December 31, 2012. The carrying amounts of assets and liabilities are presented separately in “Assets of consolidated variable interest entities” and “Liabilities of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. Additional VIEs are consolidated or deconsolidated based on an ongoing reassessment of controlling financial interest, when events occur or circumstances arise, and whether the ability to exercise rights that constitute power to direct activities of any VIEs are present according to the design and characteristics of these entities. No additional VIEs were consolidated or deconsolidated during the three months ended March 31, 2013 and 2012.

Holders of insured obligations of issuer-sponsored VIEs related to MBIA Corp. do not have recourse to the general assets of MBIA Corp. In the event of nonpayment of an insured obligation issued by a consolidated VIE, MBIA Corp. is obligated to pay principal and interest, when due, on the respective insured obligation only. MBIA Corp.’s exposure to consolidated VIEs is limited to the credit protection provided on insured obligations and any additional variable interests held by MBIA Corp.

Note 5: Loss and Loss Adjustment Expense Reserves

Loss and Loss Adjustment Expense Process

As of March 31, 2013, the majority of MBIA Corp.’s case basis reserves and insurance loss recoveries recorded in accordance with GAAP were related to insured second-lien and first-lien RMBS transactions. These reserves and recoveries do not include estimates for policies insuring credit derivatives. Policies insuring credit derivative contracts are accounted for as derivatives and carried at fair value under GAAP. The fair values of insured derivative contracts are influenced by a variety of market and transaction-specific factors that may be unrelated to potential future claim payments under MBIA Corp.’s insurance policies. In the absence of credit impairments on insured derivative contracts or the early termination of such contracts at a loss, the cumulative unrealized losses recorded from fair valuing these contracts should reverse before or at the maturity of the contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Notwithstanding the difference in accounting under GAAP for financial guarantee policies and MBIA Corp.’s insured derivatives, insured derivatives have similar terms, conditions, risks, and economic profiles to financial guarantee insurance policies, and, therefore, are evaluated by MBIA Corp. for loss (referred to as credit impairment herein) and loss adjustment expense (“LAE”) periodically in a manner similar to the way that loss and LAE reserves are estimated for financial guarantee insurance policies. Credit impairments represent actual payments and collections plus the present value of estimated expected future claim payments, net of recoveries. MBIA Insurance Corporation’s expected future claim payments for insured derivatives were discounted using a rate of 5.72%, the same rate it used to calculate its statutory loss reserves as of March 31, 2013. These credit impairments, calculated in accordance with statutory accounting principles (“U.S. STAT”), differ from the fair values recorded in MBIA Corp.’s consolidated financial statements. MBIA Corp. considers its credit impairment estimates as critical information for investors as it provides information about loss payments MBIA Corp. expects to make on insured derivative contracts. As a result, the following loss and LAE process discussion includes information about loss and LAE activity recorded in accordance with GAAP for financial guarantee insurance policies and credit impairments estimated in accordance with U.S. STAT for insured derivative contracts. Refer to “Note 6: Fair Value of Financial Instruments” included herein for additional information about MBIA Corp.’s insured credit derivative contracts.

RMBS Case Basis Reserves and Recoveries (Financial Guarantees)

MBIA Corp.’s RMBS reserves and recoveries relate to financial guarantee insurance policies. MBIA Corp. calculated RMBS case basis reserves as of March 31, 2013 for both second-lien and first-lien RMBS transactions using a process called the “Roll Rate Methodology.” The Roll Rate Methodology is a multi-step process using a database of loan level information, a proprietary internal cash flow model, and a commercially available model to estimate expected ultimate cumulative losses on insured bonds. “Roll Rate” is defined as the probability that current loans become delinquent and that loans in the delinquent pipeline are charged-off or liquidated. Generally, Roll Rates are calculated for the previous three months and averaged. The loss reserve estimates are based on a probability-weighted average of three scenarios of loan losses (base case, stress case, and an additional stress case).

In calculating ultimate cumulative losses for RMBS, MBIA Corp. estimates the amount of loans that are expected to be charged-off (deemed uncollectible by servicers of the transactions) or liquidated in the future. MBIA Corp. assumes that charged-off loans have zero recovery values.

Second-lien RMBS Reserves

MBIA Corp.’s second-lien RMBS case basis reserves as of March 31, 2013 relate to RMBS backed by home equity lines of credit (“HELOC”) and closed-end second mortgages (“CES”).

The Roll Rates for 30-59 day delinquent loans and 60-89 day delinquent loans are calculated on a transaction-specific basis. MBIA Corp. assumes that the Roll Rate for 90+ day delinquent loans, excluding foreclosures and Real Estate Owned (“REO”) is 95%. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of February 28, 2013 to estimate future losses from loans that are delinquent as of the current reporting period.

Roll Rates for loans that are current as of February 28, 2013 (“Current Roll to Loss”) are also calculated on a transaction-specific basis. A proportion of loans reported current as of February 28, 2013 is assumed to become delinquent every month, at a Current Roll to Loss rate that persists at a high level for a time and subsequently starts to decline. A key assumption in the model is the period of time in which MBIA Corp. projects high levels of Current Roll to Loss to persist. MBIA Corp. runs multiple scenarios, each with varying periods of time, for which the high levels of Current Roll to Loss rates persist. Loss reserves are calculated by using a weighted average of these scenarios, with the majority of the probability assigned to stressful scenarios (stress case and additional stress case), where the high levels of Current Roll to Loss rates persist for six or twenty four months before reverting to historic levels. In the base case scenario, MBIA Corp. assumes that the Current Roll to Loss begins to decline immediately and continues to decline over the next six months to 25% of their levels as of February 28, 2013. For example, in the base case, as of February 28, 2013, if the amount of current loans which become 30-59 days delinquent is 10%, and recent performance suggests that 30% of those loans will be charged-off, the Current Roll to Loss for the transaction is 3%. In the base case, it is then assumed that the Current Roll to Loss will reduce linearly to 25% of its original value over the next six months (i.e., 3% will linearly reduce to 0.75% over the six months from March 2013 to August 2013). After that six-month period, MBIA Corp. further reduces the Current Roll to Loss to 0% by early 2014 with the expectation that the performing seasoned loans will eventually result in loan performance reverting to historically low levels of default.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

In addition, in MBIA Corp.’s loss reserve models for transactions secured by HELOCs, MBIA Corp. considers borrower draw and prepayment rates and factors that could affect the excess spread generated by current loans, which offsets losses and reduces payments. For HELOCs, the current three-month average draw rate is generally used to project future draws on the line. For HELOCs and transactions secured by fixed-rate CES, the three-month average conditional prepayment rate is generally used to start the projection for trends in voluntary principal prepayments. Projected cash flows are also based on an assumed constant basis spread between floating rate assets and floating rate insured debt obligations (the difference between Prime and London Interbank Offered Rate (“LIBOR”) interest rates, minus any applicable fees). For all transactions, cash flow models consider allocations and other structural aspects of the transactions, including managed amortization periods, rapid amortization periods and claims against MBIA Corp.’s insurance policy consistent with such policy’s terms and conditions. In developing multiple loss scenarios, stress is applied by elongating the Current Roll to Loss rate for various periods, simulating a slower improvement in the transaction performance. The estimated net claims from the procedure above are then discounted using a risk-free rate to a net present value reflecting MBIA Corp.’s general obligation to pay claims over time and not on an accelerated basis. The above assumptions represent MBIA Corp.’s best estimates of how transactions will perform over time.

MBIA Corp. monitors portfolio performance on a monthly basis against projected performance, reviewing delinquencies, Roll Rates, and prepayment rates (including voluntary and involuntary). However, given the large percentage of mortgage loans that were not underwritten by the sellers/servicers in accordance with applicable underwriting guidelines, performance remains difficult to predict and losses may exceed expectations. In the event of a material deviation in actual performance from projected performance, MBIA Corp. would increase or decrease the case basis reserves accordingly. If actual performance were to remain at the peak levels MBIA Corp. is modeling for six months longer than in the probability-weighted outcome, the addition to MBIA Corp.’s second-lien RMBS case basis reserves before considering potential recoveries would be approximately $80 million.

Second-lien RMBS Recoveries

As of March 31, 2013, MBIA Corp. recorded estimated recoveries of $4.0 billion, gross of income taxes, related to second-lien RMBS put-back claims on ineligible mortgage loans, consisting of $2.8 billion included in “Insurance loss recoverable” and $1.2 billion included in “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets. As of March 31, 2013 and December 31, 2012, MBIA Corp.’s estimated recoveries after income taxes calculated at the federal statutory rate of 35%, were $2.6 billion and $2.3 billion, respectively, which was 426% and 432% of the consolidated total shareholders’ equity, respectively. These estimated recoveries relate to MBIA Corp.’s put-back claims of ineligible mortgage loans, including put-back claims settled in May of 2013 as part of the Bank of America and Flagstar Bank settlements and put-back claims being disputed by the loan sellers/servicers that are currently subject to litigation initiated by MBIA Corp. to pursue recoveries. While MBIA Corp. believes that it will prevail in enforcing its contractual rights against sellers/servicers with which it has not settled, there is uncertainty with respect to the ultimate outcome. Furthermore, there is a risk that sellers/servicers or other responsible parties might not be able to satisfy their put-back obligations. Such risks are contemplated in the scenarios MBIA Corp. utilizes to calculate recoveries.

MBIA Corp. assesses the financial abilities of the sellers/servicers using external credit ratings and other factors. The impact of such factors on cash flows related to expected recoveries is incorporated into MBIA Corp.’s probability-weighted scenarios. Accordingly, MBIA Corp. has not recognized any recoveries related to its IndyMac Bank, F.S.B. insured exposures and has subsequent to the Residential Capital, LLC (“ResCap”) bankruptcy filing revised the indicative scenarios and related probabilities related to ResCap put-back recoveries to contemplate bankruptcy scenario based outcomes. MBIA Corp.’s expected recoveries may be discounted in the future based on additional reviews of the creditworthiness of other sellers/servicers.

MBIA Corp. utilizes probability-weighted scenarios primarily based on the percentage of incurred losses for all sellers/servicers in order to estimate recoveries of ineligible mortgage loans.

On May 14, 2012, ResCap, and its wholly-owned subsidiary companies, Residential Funding Company, LLC (“RFC”) and GMAC Mortgage, LLC (“GMAC”), each filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. MBIA Corp. believes that the claims against RFC and GMAC are stronger and better defined than most other unsecured creditor claims as a result of the following reasons:

•	MBIA Corp.’s direct contractual relationship between GMAC and RFC related to MBIA Corp.’s second-lien RMBS put-back claims on ineligible mortgage loans;

•	MBIA Corp.’s legal claims against RFC and GMAC based on breach of contract and fraud have withstood motions to dismiss; and

•	MBIA Corp.’s expert reports submitted in the RFC litigation and subsequent decisions in other cases which have affirmed MBIA Corp.’s claims.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. has modeled scenario-based recoveries which are founded upon the strength of these claims as well as a range of estimated assets available to unsecured creditors of the ResCap companies. As of March 31, 2013, the auction of the servicing platform and specific loans of the ResCap bankruptcy estate, as well as the corresponding sales associated with the auctions, have concluded and closed. However, an actual distribution of proceeds will not occur until a plan detailing the distribution of assets has been approved by the bankruptcy court. Consequently, the outcomes utilized by MBIA Corp. continue to be based upon information that was available to MBIA Corp. as of the filing date.

As of March 31, 2013, MBIA Corp. continues to maintain the same probability-weighted scenarios for its non-GMAC and non-RFC exposures (non-ResCap exposures), which are primarily based on the percentage of incurred losses MBIA Corp. would collect. The non-ResCap recovery estimates incorporate five scenarios that include full recovery of its incurred losses and limited/reduced recoveries due to litigation delays and risks and/or potential financial distress of the sellers/servicers. Probabilities were assigned across these scenarios, with most of the probability weight on partial recovery scenarios.

The sum of the probabilities assigned to all scenarios, both ResCap and non-ResCap, is 100%. Expected cash inflows from recoveries are discounted using the current risk-free discount rates associated with the underlying transaction’s cash flows. Excluding Bank of America and Flagstar Bank, this ranged from 0.9% to 2.0%, depending upon the transaction’s expected average life, which ranged from 5.5 years to 11.1 years. However, based on MBIA Corp.’s assessment of the strength of its contract claims, MBIA Corp. believes it is entitled to collect and/or assert a claim for the full amount of its incurred losses on these transactions, which totaled $2.1 billion through March 31, 2013, excluding incurred losses related to claims against Bank of America and Flagstar Bank that were settled in May of 2013. MBIA Corp. is entitled to collect interest on amounts paid.

MBIA Corp.’s potential recoveries are typically based on either salvage rights, the rights conferred to MBIA Corp. through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. The second-lien RMBS transactions with respect to which MBIA Corp. has estimated put-back recoveries provide MBIA Corp. with such rights. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce MBIA Corp.’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and MBIA Corp.’s right to recovery is no longer considered an offset to future expected claim payments, then it is recorded as a salvage asset. The amount of recoveries recorded by MBIA Corp. is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of the claim liability for a given policy.

MBIA Corp. consistently reviews the approach and assumptions it applies to calculate put-back recoveries. As previously indicated, the relevant transactional documents afford MBIA Corp. the contractual right to put-back ineligible loans. The same transactional documents also provide that MBIA Corp. is entitled to reimbursement of interest on paid claims at a prescribed interest rate. Following Judge Jed Rakoff’s decision on February 7, 2013 in the Assured Guaranty v. Flagstar case (Assured Guaranty Municipal Corp. v. Flagstar Bank, 11-cv-02375, U.S. District Court, Southern District of New York (Manhattan)), in which he confirmed Assured Guaranty’s analogous right to recover contractual interest in addition to claims paid, MBIA Corp. has refined its put-back recovery assumptions to increase the probability that it will be reimbursed for contractual interest owed on paid claims. Consistent with MBIA Corp.’s probability based put-back recovery calculations it has determined the interest owed contemplating litigation risk, and repayment risk, as well as the potential value in the context of a settlement. MBIA Corp. continues to maintain that in the context of its put-back litigation, MBIA Corp. is entitled to receive interest at the New York State statutory rate, however, it currently calculates its put-back recoveries using the contractual interest rate, which is lower than the New York State statutory rate.

As of March 31, 2013, sellers/servicers have not substituted loans which MBIA Corp. has put-back, and the amount of loans repurchased has been insignificant. The unsatisfactory resolution of these put-backs led MBIA Corp. to initiate litigation against six of the sellers/servicers to enforce their obligations. MBIA Corp. has alleged several causes of action in its complaints, including breach of contract, fraudulent inducement and indemnification. MBIA Corp.’s aggregate $4.0 billion of estimated potential recoveries do not include damages from causes of action other than breach of contract. Irrespective of amounts recorded in its financial statements, MBIA Corp. is seeking to recover and/or assert claims for the full amount of its incurred losses and other damages on these transactions. As of March 31, 2013, MBIA Corp. has not collected any material amounts of cash related to these recoveries. Subsequent to March 31, 2013, MBIA Corp. settled its put-back claims against Bank of America and Flagstar Bank. Refer to Note 1: Business Developments and Risks and Uncertainties included herein for a description of the BofA Settlement Agreement. Additional information on the status of litigation against other sellers/servicers can be found in the “Recovery Litigation” discussion within “Note 11: Commitments and Contingencies.”

MBIA Corp. has initiated litigation against six sellers/servicers (most recent filing was January 11, 2013) related to loan put-backs. MBIA Corp. has received five decisions with regard to the respective defendants’ motions to dismiss MBIA Corp.’s claims. In each instance, the respective court denied the motion, allowing MBIA Corp. to proceed on, at minimum, its fraud and breach of contract claims. In December 2011, MBIA Corp. reached an agreement with one of the six sellers/servicers with whom it had initiated litigation and that litigation has been dismissed.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp.’s assessment of the recovery outlook for insured second-lien RMBS issues is principally based on the following factors:

1.	the strength of MBIA Corp.’s existing contract claims related to ineligible mortgage loan substitution/repurchase obligations;

2.	the settlement of MBIA Corp.’s put-back related claims with Bank of America and Flagstar Bank in May of 2013 and the settlement of Assured Guaranty’s and Syncora’s put-back related claims with Bank of America;

3.	the improvement in the financial strength of certain sellers/servicers due to mergers and acquisitions and/or government assistance, which should facilitate the ability of these sellers/servicers and their successors to comply with required loan repurchase/substitution obligations. MBIA Corp. is not aware of any provisions that explicitly preclude or limit successors’ obligations to honor the obligations of original sellers/servicers. MBIA Corp.’s assessment of any credit risk associated with sellers/servicers (or their successors) is reflected in MBIA Corp.’s probability-weighted potential recovery scenarios;

4.	evidence of ineligible mortgage loan repurchase/substitution by sellers/servicers for put-back requests made by other harmed parties; this factor is further enhanced by (i) Bank of America’s disclosure that it has resolved $8.0 billion of repurchase requests in the fourth quarter of 2010; (ii) the Fannie Mae settlements with Ally Bank announced on December 23, 2010 and with Bank of America (which also involved Freddie Mac) announced on December 31, 2010; and (iii) the Bank of America settlement with Fannie Mae announced on January 7, 2013, which settlement substantially resolves Countrywide repurchase related claims between Bank of America and Fannie Mae;

5.	MBIA Corp.’s settlement agreements entered into in 2010, 2011 and 2013 between MBIA Corp. and sponsors of certain MBIA Corp.-insured mortgage loan securitizations in which MBIA Corp. received consideration in exchange for a release relating to its representation and warranty claims against the sponsors. These settlements resolved all of MBIA Corp.’s representation and warranty claims against the sponsors on mutually beneficial terms and in aggregate were slightly more than the recoveries previously recorded by MBIA Corp. related to these exposures;

6.	Assured Guaranty’s favorable court ruling awarding it $90 million (plus interest, fees and expenses) due to Flagstar Bank’s pervasive breach of mortgage representations and warranties;

7.	the defendants’ failure to win dismissals of MBIA Corp.’s put-back litigations discussed above, allowing MBIA Corp. to continue to pursue its contract and fraud claims;

8.	MBIA Corp.’s successful motion in the Countrywide litigation allowing MBIA Corp. to present evidence of liability and damages through the introduction of statistically valid random samples of loans rather than on a loan-by-loan basis and subsequent decisions consistent with that ruling;

9.	MBIA Corp.’s successful motion regarding causation in the Countrywide litigation, which provides that MBIA Corp. is not required to establish a direct causal link between Countrywide’s misrepresentations and MBIA Corp.’s claims payments made pursuant to the insurance policies at issue, and that MBIA Corp. may seek damages equal to the amount that it has been and will be required to pay under the relevant policies, less premiums received;

10.	the April 2, 2013 decision in MBIA Corp.’s Countrywide litigation from the New York State Supreme Court, Appellate Division, First Department, in which the Court endorsed MBIA Corp.’s position that the repurchase provision in the transactional documents, on which MBIA Corp.’s recoveries are based, does not require the loans be delinquent or defaulted to be eligible for repurchase, and that to prevail on the fraud and contract claims, MBIA Corp. need not establish causation tying Countrywide’s misrepresentations to MBIA Corp.’s claims payments;

11.	Syncora’s and Assured Guaranty’s successful motions regarding causation in their Federal court put-back litigations with JP Morgan Chase and Flagstar Bank, respectively, which support the ruling on causation in MBIA Corp.’s litigation against Countrywide; and

12.	other loan repurchase reserves and/or settlements which have been publicly disclosed by certain sellers/servicers.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

MBIA Corp. continues to consider all relevant facts and circumstances, including the factors described above, in developing its assumptions on expected cash inflows, probability of potential recoveries (including the outcome of litigation) and recovery period. The estimated amount and likelihood of potential recoveries are expected to be revised and supplemented to the extent there are developments in the pending litigation, new litigation is initiated and/or changes to the financial condition of sellers/servicers occur. While MBIA Corp. believes it will be successful in realizing recoveries from contractual and other claims, the ultimate amounts recovered may be materially different from those recorded by MBIA Corp. given the inherent uncertainty of the manner of resolving the claims (e.g., litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

All of MBIA Corp.’s policies insuring second-lien RMBS for which litigation has been initiated against sellers/servicers are in the form of financial guarantee insurance contracts. In accordance with GAAP, MBIA Corp. has not recorded a gain contingency with respect to pending litigation.

First-lien RMBS Reserves

MBIA Corp.’s first-lien RMBS case basis reserves as of March 31, 2013, which primarily relate to RMBS backed by alternative A-paper (“Alt-A”) and subprime mortgage loans, were determined using the Roll Rate Methodology. MBIA Corp. assumes that the Roll Rate for loans in foreclosure, REO and bankruptcy are 90%, 90% and 75%, respectively. Roll Rates for current, 30-59 day delinquent loans, 60-89 day delinquent loans and 90+ day delinquent loans are calculated on a transaction-specific basis. The Current Roll to Loss rates stay at the February 28, 2013 level for one month before declining to 25% of this level over a 24-month period. Additionally, MBIA Corp. runs scenarios where the 90+ day roll rate to loss is set at 90%. The Roll Rates are applied to the amounts in the respective delinquency buckets based on delinquencies as of February 28, 2013 to estimate future losses from loans that are delinquent as of the current reporting period.

In calculating ultimate cumulative losses for first-lien RMBS, MBIA Corp. estimates the amount of loans that are expected to be liquidated through foreclosure or short sale. The time to liquidation for a defaulted loan is specific to the loan’s delinquency bucket with the latest three-month average loss severities generally used to start the projection for trends in loss severities at loan liquidation. The loss severities are reduced over time to account for reduction in the amount of foreclosure inventory, anticipated future increases in home prices, principal amortization of the loan and government foreclosure moratoriums.

ABS CDOs (Financial Guarantees and Insured Derivatives)

MBIA Corp.’s insured ABS CDOs are transactions that include a variety of collateral ranging from corporate bonds to structured finance assets (which includes but are not limited to RMBS related collateral, ABS CDOs, corporate CDOs and collateralized loan obligations). These transactions were insured as either financial guarantee insurance policies or credit derivatives with the majority insured in the form of credit derivatives. Since the fourth quarter of 2007, MBIA Corp.’s insured par exposure within the ABS CDO portfolio has been substantially reduced through a combination of terminations and commutations. Accordingly, as of March 31, 2013, the insured par exposure of the ABS CDO financial guarantee insurance policies and credit derivatives portfolio has declined by approximately 89% of the insured amount as of December 31, 2007.

MBIA Corp.’s ABS CDOs originally benefited from two sources of credit enhancement. First, the subordination in the underlying securities collateralizing the transaction must be fully eroded and second, the subordination below the insured tranche in the CDO transaction must be fully eroded before the insured tranche is subject to a claim. MBIA Corp.’s payment obligations after a default vary by transaction and by insurance type.

The primary factor in estimating reserves on insured ABS CDO policies written as financial guarantee insurance policies and in estimating impairments on insured ABS CDO credit derivatives is the losses associated with the underlying collateral in the transactions. MBIA Corp.’s approach to establishing reserves or impairments in this portfolio employs a methodology which is similar to other structured finance asset classes insured by MBIA Corp. MBIA Corp. uses up to a total of four probability-weighted scenarios in order to estimate its reserves or impairments for ABS CDOs.

As of March 31, 2013, MBIA Corp. established loss and LAE reserves totaling $107 million related to ABS CDO financial guarantee insurance policies after the elimination of $234 million as a result of consolidating VIEs. For the three months ended March 31, 2013, MBIA Corp. had a benefit of $37 million of losses and LAE recorded in earnings related to ABS CDO financial guarantee insurance policies after the elimination of a $2 million benefit as a result of consolidating VIEs. In the event of further deteriorating performance of the collateral referenced or held in ABS CDO transactions, the amount of losses estimated by MBIA Corp. could increase materially.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Credit Impairments Related to Structured CMBS Pools, CRE CDOs and CRE Loan Pools (Financial Guarantees and Insured Derivatives)

Most of the structured CMBS pools, CRE CDOs and CRE loan pools insured by MBIA Corp. are accounted for as insured credit derivatives and are carried at fair value in MBIA Corp.’s consolidated financial statements. Since MBIA Corp.’s insured credit derivatives have similar terms, conditions, risks, and economic profiles to its financial guarantee insurance policies, MBIA Corp. evaluates them for impairment in the same way that it estimates loss and LAE for its financial guarantee policies. The following discussion provides information about MBIA Corp.’s process for estimating credit impairments on these contracts using its statutory loss reserve methodology, determined as the present value of the probability-weighted potential future losses, net of estimated recoveries, across multiple scenarios, plus actual payments and collections.

MBIA Corp. has developed multiple scenarios to consider the range of potential outcomes in the CRE market and their impact on MBIA Corp. The approaches require substantial judgments about the future performance of the underlying loans, and include the following:

•

The first approach considers the range of commutation agreements achieved since 2010 through March 31, 2013, which included 66 structured CMBS pools, CRE CDOs and CRE loan pool policies totaling $33.1 billion of gross insured exposure. MBIA Corp. considers the range of commutations achieved over the past several years with multiple counterparties. This approach results in an estimated price to commute the remaining policies with price estimates, based on this experience. It is customized by counterparty and is dependent on the level of dialogue with the counterparty and the credit quality and payment profile of the underlying exposure.

•

The second approach considers current delinquency rates and uses current and projected net operating income (“NOI”) and capitalization rates (“Cap Rates”) to project losses under two scenarios. Loans are stratified by size with larger loans being valued utilizing lower Cap Rates than for smaller loans. These scenarios also assume that Cap Rates and NOIs remain flat for the near term and then begin to improve gradually. Additionally, in these scenarios, any loan with a balance greater than $75 million with a debt service coverage ratio (“DSCR”) less than 1.0x, or that was reported as being in any stage of delinquency, was reviewed individually so that performance and loss severity could be more accurately determined. Specific loan level assumptions for this large loan subset were then incorporated into these scenarios, as well as specific assumptions regarding certain smaller loans when there appeared to be a material change in the asset’s financial or delinquency performance over the preceding six months. As MBIA Corp. continues to increase the level of granularity in its individual loan assessments, it analyzes and adjusts assumptions for loans with certain mitigating attributes, such as no lifetime delinquency, recent appraisals indicating sufficient value and large capital reserve levels. These scenarios project different levels of additional defaults with respect to loans that are current. This approach makes use of the most recent financial statements available at the property level.

•

The third approach stratifies loans into buckets based on delinquency status (including a “current” bucket) and utilizes recent Roll Rates actually experienced within each of the commercial mortgage-backed index (“CMBX”) series in order to formulate an assumption to predict future delinquencies. Ultimately, this generates losses over a projected time horizon based on the assumption that loss severities will begin to decline from the high levels seen over the past two years. MBIA Corp. further examines those loans referenced in the CMBX indices which were categorized as 90+ days delinquent or in the process of foreclosure and determines the average monthly balance of such loans which were cured. MBIA Corp. then applies the most recent rolling six-month average balance of all such cured loans to all underperforming loans in the 90+ day delinquent bucket or in the foreclosure process (and those projected to roll into late stage delinquency from the current and lesser stage levels of delinquency) and assumes all other loans are liquidated. MBIA Corp. reserves the right to exclude any aberrant data from this analysis and also assumes all loans in the REO category liquidate over the next twelve months.

•

The fourth approach is based on a proprietary model developed by reviewing performance data on over 80,000 securitized CRE loans originated between 1992 and 2011. The time period covered during the performance review includes the years 2006 through 2011. MBIA Corp. believes that these five years represent an appropriate time period in which to conduct a performance review because they encompass a period of extreme stress in the economy and the CRE market.

Based on a review of the data, MBIA Corp. found property type and the DSCR to be the most significant determinants of a loan’s default probability, with other credit characteristics less influential. As a result, MBIA Corp. developed a model in which the loans were divided into 168 representative cohorts based on their DSCR and property type. For each of these cohorts, MBIA Corp. calculated the average annual probability of default, and then ran Monte Carlo simulations to estimate the timing of defaults. In addition, the model incorporated the following logic:

•

NOI and Cap Rates were assumed to remain at current levels for loans in MBIA Corp.’s classified portfolio, resulting in no modifications or extensions under the model, other than as described in the next bullet point, to reflect the possibility that the U.S. economy and CRE market could experience no growth for the foreseeable future.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

•

Any valuation estimates obtained by special servicers since a loan’s origination as well as MBIA Corp.’s individual large loan level analysis for loans with balances greater than $75 million were incorporated as described in the second approach. However, in the fourth approach no adjustments were made for loans lower than $75 million regardless of any mitigating factors.

The loss severities projected by these scenarios vary widely, from moderate to substantial losses, with the majority of projected losses relating to a subset of transactions with a single counterparty. Actual losses will be a function of the proportion of loans in the pools that are foreclosed and liquidated and the loss severities associated with those liquidations. If the deductibles in MBIA Corp.’s insured transactions and underlying referenced CMBS transactions are fully eroded, additional property level losses upon foreclosures and liquidations could result in substantial losses for MBIA Corp. Since foreclosures and liquidations have only begun to take place during this economic cycle, particularly for larger properties, ultimate loss rates remain uncertain. Whether CMBS collateral is included in a structured pool or in a CRE CDO, MBIA Corp. believes the modeling related to the underlying bond should be the same. However, adjustments may be needed for structural or legal reasons. MBIA Corp. assigns a wide range of probabilities to these scenarios, with lower severity scenarios being weighted more heavily than higher severity scenarios. This reflects the view that liquidations will continue to be mitigated by loan extensions and modifications, and that property values and NOIs have bottomed for many sectors and markets in the U.S. The weightings are customized to each counterparty. If macroeconomic stress were to increase or the U.S. goes into a recession, higher delinquencies, liquidations and/or higher severities of loss upon liquidation may result and MBIA Corp. may incur substantial additional losses. The foreclosure and REO pipelines are still relatively robust, with several restructurings and liquidations yet to occur, so the range of possible outcomes is wider than those for MBIA Corp.’s exposures to ABS CDOs and second-lien RMBS.

In the CRE CDO portfolio, transaction-specific structures require managers to report reduced enhancement according to certain guidelines which often include downgrades even when the bond is still performing. As a result, in addition to collateral defaults, reported enhancement has been reduced significantly in some CRE CDOs. Moreover, many of the CRE CDO positions are amortizing more quickly than originally expected as most or all interest proceeds that would have been allocated to more junior classes within the CDO have been diverted and redirected to pay down the senior most classes insured by MBIA Corp.

For the three months ended March 31, 2013, MBIA Corp. had a benefit of $8 million of losses and LAE recorded in earnings related to CRE CDO financial guarantee insurance policies. For the three months ended March 31, 2013, additional credit impairments and LAE on structured CMBS pools, CRE CDOs and CRE loan pools were estimated to be $290 million as a result of additional delinquencies and loan level liquidations, as well as continued refinements of MBIA Corp.’s assessment of various commutation possibilities. The majority of the increase relates to a subset of transactions with a single counterparty. The cumulative credit impairments and LAE on structured CMBS pools, CRE CDOs and CRE loan pools were estimated to be $3.9 billion through March 31, 2013. The pace of increases in the delinquency rate has slowed, many loans are being modified and liquidations continue to take place. Some loans were liquidated with minimal losses of 1% to 2%, others experienced near complete losses, and in some cases severities exceeded 100%. These liquidations have led to losses in the CMBS market, and in many cases, have resulted in reductions of enhancement to the individual CMBS bonds referenced by the insured structured CMBS pools. In certain insured transactions, these losses have resulted in deductible erosion. Bond level enhancement and pool level deductibles are structural features intended to mitigate losses to MBIA Corp. However, some of the transactions reference similar rated subordinate tranches of CMBS bonds. When there are broad-based declines in property performance, this leverage can result in rapid deterioration in pool performance. Subsequent to March 31, 2013, a CMBS pool transaction experienced deterioration such that all remaining deductible was eliminated and claims for this transaction were presented to MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Loss and LAE Activity

Financial Guarantee Insurance Losses (Non-Derivative)

MBIA Corp.’s financial guarantee insurance losses and LAE for the three months ended March 31, 2013 are presented in the following table:

Losses and LAE
	Three Months Ended March 31, 2013
In millions	Second-lien RMBS	First-lien RMBS	Other(1)	Total
Losses and LAE related to actual and expected payments	$67	$(12)	$(57)	$(2)
Recoveries of actual and expected payments	(220)	(4)	24	(200)

Gross losses incurred	(153)	(16)	(33)	(202)
Reinsurance	-	-	4	4

Losses and LAE	$(153)	$(16)	$(29)	$(198)

(1)	-	Primarily financial guarantee ABS CDOs.

The second-lien RMBS losses and LAE related to actual and expected payments included in the preceding table comprise net increases of previously established reserves. The second-lien RMBS recoveries of actual and expected payments include $306 million in recoveries resulting from ineligible mortgage loans included in insured exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, partially offset by a $94 million reduction in excess spread.

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of March 31, 2013:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	49	24	6	207	286
Number of issues(1)	29	15	6	138	188
Remaining weighted average contract period (in years)	8.0	4.9	5.4	9.8	8.8
Gross insured contractual payments outstanding:(2)
Principal	$3,769	$1,466	$165	$9,201	$14,601
Interest	2,497	359	48	5,280	8,184

Total	$6,266	$1,825	$213	$14,481	$22,785

Gross claim liability	$-	$-	$-	$1,433	$1,433
Less:
Gross potential recoveries	-	-	-	4,261	4,261
Discount, net	-	-	-	235	235

Net claim liability (recoverable)	$-	$-	$-	$(3,063)	$(3,063)

Unearned premium revenue	$125	$22	$1	$115	$263

(1)	-	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)	-	Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of MBIA Corp.’s surveillance categories as of December 31, 2012:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	49	25	8	204	286
Number of issues(1)	27	15	8	135	185
Remaining weighted average contract period (in years)	8.2	4.0	6.0	9.5	8.6
Gross insured contractual payments outstanding:(2)
Principal	$4,126	$1,176	$307	$9,412	$15,021
Interest	2,690	256	69	5,231	8,246

Total	$6,816	$1,432	$376	$14,643	$23,267

Gross claim liability	$-	$-	$-	$1,569	$1,569
Less:
Gross potential recoveries	-	-	-	4,090	4,090
Discount, net	-	-	-	233	233

Net claim liability (recoverable)	$-	$-	$-	$(2,754)	$(2,754)

Unearned premium revenue	$142	$11	$2	$121	$276

(1)	-	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2)	-	Represents contractual principal and interest payments due by the issuer of the obligations insured by MBIA Corp.

The gross claim liability as of March 31, 2013 and December 31, 2012 in the preceding tables represents MBIA Corp.’s estimate of undiscounted probability-weighted future claim payments, which principally relate to insured first-lien and second-lien RMBS transactions and U.S. public finance transactions. The gross potential recoveries represent MBIA Corp.’s estimate of undiscounted probability-weighted recoveries of actual claim payments and recoveries of estimated future claim payments, and principally relate to insured second-lien RMBS transactions. Both amounts reflect the elimination of claim liabilities and potential recoveries related to VIEs consolidated by MBIA Corp.

The following table presents the components of MBIA Corp.’s loss and LAE reserves and insurance loss recoverable as reported on MBIA Corp.’s consolidated balance sheets as of March 31, 2013 and December 31, 2012 for insured obligations within MBIA Corp.’s “Classified List.” The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of March 31, 2013	As of December 31, 2012
Loss reserves (claim liability)	$701	$786
LAE reserves	69	60

Loss and LAE reserves	$770	$846

Insurance claim loss recoverable	$(3,840)	$(3,610)
LAE insurance loss recoverable	(37)	(38)

Insurance loss recoverable	$(3,877)	$(3,648)

Reinsurance recoverable on unpaid losses	$152	$152
Reinsurance recoverable on LAE reserves	7	6
Reinsurance recoverable on paid losses	-	1

Reinsurance recoverable on paid and unpaid losses	$159	$159

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

As of March 31, 2013, loss and LAE reserves include $1.1 billion of reserves for expected future payments offset by expected recoveries of such future payments of $280 million. As of December 31, 2012, loss and LAE reserves included $1.2 billion of reserves for expected future payments offset by expected recoveries of such future payments of $320 million. As of March 31, 2013 and December 31, 2012, the insurance loss recoverable principally related to estimated recoveries of payments made by MBIA Corp. resulting from ineligible mortgage loans in certain insured second-lien residential mortgage loan securitizations that are subject to a contractual obligation by the sellers/servicers to repurchase or replace the ineligible mortgage loans and expected future recoveries on second-lien RMBS transactions resulting from expected excess spread generated by performing loans in such transactions. MBIA Corp. expects to be reimbursed for the majority of its potential recoveries related to ineligible mortgage loans by the second half of 2013.

Total paid losses and LAE, net of reinsurance and collections, for the three months ended March 31, 2013 was $100 million, including $84 million related to insured second-lien RMBS transactions. For the three months ended March 31, 2013, the increase in insurance loss recoverable related to paid losses totaled $229 million, and principally related to insured second-lien RMBS transactions.

The following table presents MBIA Corp.’s second-lien RMBS exposure, gross undiscounted claim liability and potential recoveries for amounts excluding consolidated VIEs and amounts related to consolidated VIEs, as of March 31, 2013. All insured transactions reviewed with potential recoveries are included within the “Classified List.”

Second-lien RMBS Exposure		Outstanding		Gross Undiscounted
$ in billions	Issues	Gross Principal	Gross Interest	Claim Liability	Potential Recoveries
Excluding Consolidated VIEs:
Insured issues designated as “Classified List”	23	$4.0	$1.5	$0.2	$3.7
Insured issues reviewed with potential recoveries	16	$3.6	$1.4	$0.2	$3.6
Consolidated VIEs:
Insured issues designated as “Classified List”	12	$2.1	$0.8	$0.1	$1.4
Insured issues reviewed with potential recoveries	11	$2.0	$0.8	$0.1	$1.4

MBIA Corp. has performed reviews on 30 of the 35 total insured issues designated as “Classified List” and recorded potential recoveries on 27 of those 30 issues, primarily related to five issuers (Countrywide, RFC, GMAC, Flagstar Bank and Credit Suisse). In addition, MBIA Corp. has received consideration on two transactions, including one Alt-A transaction, which have been excluded in the preceding table.

The following table presents changes in MBIA Corp.’s loss and LAE reserves for the three months ended March 31, 2013. Changes in the loss and LAE reserves attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations. As of March 31, 2013, the weighted average risk-free rate used to discount MBIA Corp.’s loss reserves (claim liability) was 1.50%. LAE reserves are expected to be settled within a one-year period and are not discounted.

In millions	Changes in Loss and LAE Reserves for the Three Months Ended March 31, 2013
Gross Loss and LAE Reserves as of December 31, 2012	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Gross Loss and LAE Reserves as of March 31, 2013
$846	$(78)	$3	$(33)	$11	$(1)	$18	$(5)	$9	$770

The decrease in MBIA Corp.’s gross loss and LAE reserves reflected in the preceding table was primarily due to a decrease in reserves related to loss payments on insured first-lien and second-lien RMBS issues.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Current period changes in MBIA Corp.’s estimate of potential recoveries may be recorded as an insurance loss recoverable asset, netted against the gross loss and LAE reserve liability, or both. The following table presents changes in MBIA Corp.’s insurance loss recoverable and changes in recoveries on unpaid losses reported within MBIA Corp.’s claim liability for the three months ended March 31, 2013. Changes in insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoveries are recorded in “Losses and loss adjustment” expenses in MBIA Corp.’s consolidated statements of operations.

		Changes in Insurance Loss Recoverable and Recoveries on Unpaid Losses for the Three Months Ended March 31, 2013
In millions	Gross Reserve as of December 31, 2012	Collections for Cases with Recoveries	Accretion of Recoveries	Changes in Discount Rates	Changes in Timing of Collections	Changes in Amount of Collections	Changes in Assumptions	Changes in LAE Recoveries	Gross Reserve as of March 31, 2013
Insurance loss recoverable	$3,648	$(9)	$11	$(4)	$-	$(53)	$285	$(1)	$3,877
Recoveries on unpaid losses	320	-	1	(5)	-	-	(38)	2	280

Total	$3,968	$(9)	$12	$(9)	$-	$(53)	$247	$1	$4,157

MBIA Corp.’s insurance loss recoverable increased during 2013 primarily due to changes in assumptions associated with issues outstanding as of December 31, 2012, which related to increases in expected recoveries on ineligible mortgage loans included in insured second-lien residential mortgage securitization exposures that are subject to contractual obligations by sellers/servicers to repurchase or replace such mortgages, partially offset by changes in the amount of collections. Recoveries on unpaid losses decreased primarily due to changes in assumptions.

The following table presents MBIA Corp.’s total estimated recoveries from ineligible mortgage loans included in certain insured second-lien mortgage loan securitizations as of March 31, 2013. The total estimated recoveries from ineligible mortgage loans of $4.0 billion include $2.8 billion recorded as “Insurance loss recoverable” and $1.2 billion recorded as “Loan repurchase commitments” presented under the heading “Assets of consolidated variable interest entities” on MBIA Corp.’s consolidated balance sheets.

In millions

Total Estimated Recoveries from Ineligible Mortgage Loans as of December 31, 2012	Accretion of Future Collections	Changes in Discount Rates	Recoveries (Collections)	Changes in Amount of Collections	Changes in Assumptions	Total Estimated Recoveries from Ineligible Mortgage Loans as of March 31, 2013
$3,583	$11	$(1)	$-	$-	$374	$3,967

MBIA Corp.’s total estimated recoveries from ineligible mortgage loans in the preceding table increased primarily as a result of the modification of the put-back recovery assumptions which increased the probability that MBIA Corp. will be reimbursed for contractual interest owed on paid claims as described within the preceding “Second-lien RMBS Recoveries” section.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, MBIA Corp. seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of an MBIA Corp.-insured obligation may, with the consent of MBIA Corp., restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with MBIA Corp. insuring the restructured obligation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

Costs associated with remediating insured obligations assigned to MBIA Corp.’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of MBIA Corp.’s provision for its loss reserves and included in “Losses and loss adjustment” on MBIA Corp.’s consolidated statements of operations. The following table presents the gross expenses related to remedial actions for insured obligations:

	Three Months Ended March 31,
In millions	2013	2012
Loss adjustment expense incurred, gross	$18	$74

Note 6: Fair Value of Financial Instruments

Fair Value Measurement

Fair value is a market-based measure considered from the perspective of a market participant. Therefore, even when market assumptions are not readily available, MBIA Corp.’s own assumptions are set to reflect those which it believes market participants would use in pricing an asset or liability at the measurement date. The fair value measurements of financial instruments held or issued by MBIA Corp. are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, MBIA Corp. uses alternate valuation methods, including either dealer quotes for similar instruments or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions, and changes to such estimates and assumptions may produce materially different fair values.

The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those MBIA Corp. believes that market participants would use in pricing an asset or liability based on available market data. Unobservable inputs are those that reflect MBIA Corp.’s beliefs about the assumptions market participants would use in pricing an asset or liability based on the best information available. The fair value hierarchy is broken down into three levels based on the observability and reliability of inputs, as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that MBIA Corp. can access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail any degree of judgment.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques where significant inputs are unobservable, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the product. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, MBIA Corp. assigns the level in the fair value hierarchy for which the fair value measurement in its entirety falls, based on the least observable input that is significant to the fair value measurement.

1. Financial Assets (excluding derivative assets)

Financial assets, excluding derivative assets, held by MBIA Corp. primarily consist of investments in debt securities. Substantially all of MBIA Corp.’s investments are priced by independent third parties, including pricing services and brokers. Typically MBIA Corp. receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. MBIA Corp. reviews the assumptions, inputs and methodologies used by pricing services to obtain reasonable assurance that the prices used in its valuations reflect fair value. When MBIA Corp. believes a third-party quotation differs significantly from its internally developed expectation of fair value, whether higher or lower, MBIA Corp. reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update their price, and MBIA Corp. still does not agree with the price provided, MBIA Corp. will try to obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of MBIA Corp.’s investment portfolio as of March 31, 2013 or December 31, 2012. All challenges to third-party prices are reviewed by staff of MBIA Corp. with relevant expertise to ensure reasonableness of assumptions.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

In addition to challenging pricing assumptions, MBIA Corp. obtains reports from the independent accountants for significant third-party pricing services attesting to the effectiveness of the controls over data provided to MBIA Corp. These reports are obtained annually and are reviewed by MBIA Corp. to ensure key controls are applied by the pricing services, and that appropriate user controls are in place at the third-party pricing services organization to ensure proper measurement of the fair values of its investments. In the event that any controls in these reports are deemed ineffective by independent accountants, MBIA Corp. will take the necessary actions to ensure that internal user controls are in place to mitigate the control risks. No deficiencies were noted for significant third-party pricing services used.

2. Derivative Assets and Liabilities

MBIA Corp.’s derivative liabilities are primarily insured credit derivatives that reference structured pools of cash securities and CDSs. MBIA Corp. generally insured the most senior liabilities of such transactions, and at the inception of transactions its exposure generally had more subordination than needed to achieve triple-A ratings from credit rating agencies. The types of collateral underlying its insured derivatives consist of cash securities and CDSs referencing primarily corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities.

MBIA Corp.’s insured credit derivative contracts are non-traded structured credit derivative transactions. Since insured derivatives are highly customized and there is generally no observable market for these derivatives, MBIA Corp. estimates their fair values in a hypothetical market based on internal and third-party models simulating what a similar company would charge to assume MBIA Corp.’s position in the transaction at the measurement date. This pricing would be based on the expected loss of the exposure. MBIA Corp. reviews its valuation model results on a quarterly basis to assess the appropriateness of the assumptions and results in light of current market activity and conditions. This review is performed by internal staff with relevant expertise. If live market spreads or securities prices are observable for similar transactions, those spreads are an integral part of the analysis. New insured transactions that resemble existing (previously insured) transactions, if any, would be considered, as well as negotiated settlements of existing transactions.

MBIA Corp. may from time to time make changes in its valuation techniques if the change results in a measurement that it believes is equally or more representative of fair value under current circumstances.

3. Internal Review Process

All significant financial assets and liabilities, including derivative assets and liabilities, are reviewed by committees created by MBIA Corp. to ensure compliance with MBIA Corp. policies and risk procedures in the development of fair values of financial assets and liabilities. These valuation committees review, among other things, key assumptions used for internally developed prices, significant changes in sources and uses of inputs, including changes in model approaches, and any adjustments from third-party inputs or prices to internally developed inputs or prices. The committees also review any significant impairment or improvements in fair values of the financial instruments from prior periods. From time to time, these committees will reach out to MBIA Corp. valuation experts to better understand key methods and assumptions used for the determination of fair value, including understanding significant changes in fair values. These committees are comprised of senior finance team members with the relevant experience in the financial instruments their committee is responsible for. Each quarter, these committees document their agreement with the fair values developed by management of MBIA Corp. as reported in the quarterly and annual financial statements.

Valuation Techniques

Valuation techniques for financial instruments measured at fair value or disclosed at fair value are described below:

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments (including fixed-maturity securities) Carried at Fair Value, Other Investments, and Investments Held-to-Maturity, at Amortized Cost.

Fixed-maturity securities (including short-term investments) held as available-for-sale (“AFS”), investments carried at fair value, other investments, and investments held-to-maturity (“HTM”), at amortized cost include investments in U.S. Treasury and government agencies, foreign governments, corporate obligations, mortgage-backed and asset-backed securities (including CMBS and CDOs), state and municipal bonds, perpetual debt and equity securities (including money market mutual funds), and loans receivable with an affiliate.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

These investments are generally valued based on recently executed transaction prices or quoted market prices. When quoted market prices are not available, fair value is generally determined using quoted prices of similar investments or a valuation model based on observable and unobservable inputs. Inputs vary depending on the type of investment. Observable inputs include contractual cash flows, interest rate yield curves, CDS spreads, prepayment and volatility scores, diversity scores, cross-currency basis index spreads, and credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. Unobservable inputs include cash flow projections and the value of any credit enhancement.

The fair value of the HTM investments is determined using discounted cash flow models. Key inputs include unobservable cash flows projected over the expected term of the investment discounted using observable interest rate yield curves of similar securities.

Investments based on quoted market prices of identical investments in active markets are classified as Level 1 of the fair value hierarchy. Level 1 investments generally consist of U.S. Treasury and foreign government and agency investments. Quoted market prices of investments in less active markets, as well as investments which are valued based on other than quoted prices for which the inputs are observable, such as interest rate yield curves, are categorized in Level 2 of the fair value hierarchy. Investments that contain significant inputs that are not observable are categorized as Level 3.

Cash and Cash Equivalents, Receivable for Investments Sold, Accrued Investment Income and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold, accrued investment income and payable for investments purchased approximate fair values due to the short-term nature and credit worthiness of these instruments.

Loans Receivable at Fair Value

Loans receivable at fair value are comprised of loans held by consolidated VIEs consisting of residential mortgage loans, commercial mortgage loans and other whole business loans. Fair values of residential mortgage loans are determined using quoted prices for MBS issued by the respective VIE and adjustments for the fair values of the financial guarantees provided by MBIA Corp. on the related MBS. Fair values of commercial mortgage loans and other whole business loans are valued based on quoted prices of similar collateralized MBS. Loans receivable at fair value are categorized in Level 3 of the fair value hierarchy.

Loan Repurchase Commitments

Loan repurchase commitments are obligations owed by the sellers/servicers of mortgage loans to either MBIA Corp. as reimbursement of paid claims or to the RMBS trusts as defined in the transaction documents. Loan repurchase commitments are assets of the consolidated VIEs. This asset represents the rights of MBIA Corp. against the sellers/servicers for breaches of representations and warranties that the securitized residential mortgage loans sold to the trust to comply with stated underwriting guidelines and for the sellers/servicers to cure, replace, or repurchase mortgage loans. Fair value measurements of loan repurchase commitments represent the amounts owed by the sellers/servicers to MBIA Corp. as reimbursement of paid claims. Loan repurchase commitments are not securities and no quoted prices or comparable market transaction information are observable or available. Loan repurchase commitments at fair value are categorized in Level 3 of the fair value hierarchy. Fair values of loan repurchase commitments are determined using discounted cash flow techniques based on inputs including:

•	breach rates representing the rate at which the sellers/servicers failed to comply with stated representations and warranties;

•	recovery rates representing the estimates of future cash flows for the asset, including estimates about possible variations in the amount of cash flows expected to be collected;

•	expectations about possible variations in the timing of collections of the cash flows; and

•	time value of money, represented by the rate on risk-free monetary assets.

Variable Interest Entity Notes

The fair values of VIE notes are determined based on recently executed transaction prices or quoted prices where observable. When position-specific quoted prices are not observable, fair values are based on quoted prices of similar securities. Fair values based on quoted prices of similar securities may be adjusted for factors unique to the securities, including any credit enhancement. When observable quoted prices are not available, fair value is determined based on discounted cash flow techniques of the underlying collateral using observable and unobservable inputs. Observable inputs include interest rate yield curves and bond spreads of similar securities. Unobservable inputs include the value of any credit enhancement. VIE notes are categorized in Level 2 or Level 3 of the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Long-term Debt

Long-term debt consists of surplus notes and a secured loan from an affiliate. The fair value of the surplus notes is estimated based on quoted market prices for identical or similar securities. The fair value of the secured loan is determined as the net present value of expected cash flows from the loan. The discount rate is the yield to maturity of a comparable corporate bond index. Long-term debt is categorized as Level 2 of the fair value hierarchy.

Insured Credit Derivatives

MBIA Corp. derivative contracts primarily consist of insured credit derivatives which cannot be legally traded and generally do not have observable market prices. MBIA Corp. determines the fair values of insured credit derivatives using valuation models. The fair valuation models are consistently applied from period to period, with refinements to the fair value estimation approach being applied as and when the information becomes available. Negotiated settlements are also considered when determining fair value to provide the best estimate of how another market participant would evaluate fair value.

Approximately 80% of the balance sheet fair value of insured credit derivatives as of March 31, 2013 was valued primarily based on the Binomial Expansion Technique (“BET”) Model. Approximately 20% of the balance sheet fair value of insured credit derivatives as of March 31, 2013 was valued primarily based on the internally developed Direct Price Model. An immaterial amount of insured credit derivatives were valued using the dual-default model. The valuation of insured derivatives includes the impact of its credit standing. All of these derivatives are categorized as Level 3 of the fair value hierarchy as their fair value is derived using significant unobservable inputs.

A. Description of the BET Model

1. Valuation Model Overview

The BET Model estimates what a bond insurer would charge to guarantee a transaction at the measurement date, based on the market- implied default risk of the underlying collateral and the remaining structural protection in a deductible or subordination.

Inputs to the process of determining fair value for structured transactions using the BET Model include estimates of collateral loss, allocation of loss to separate tranches of the capital structure and calculation of the change in value.

•	Estimates of aggregated collateral losses are calculated by reference to the following (described in further detail under “BET Model Inputs” below):

•

credit spreads of underlying collateral based on actual spreads or spreads on similar collateral with similar ratings, or in some cases, are benchmarked; for collateral pools where the spread distribution is characterized by extremes, MBIA Corp. models each segment of the pool separately instead of using an overall pool average;

•	diversity score of the collateral pool as an indication of correlation of collateral defaults; and

•	recovery rate for all defaulted collateral.

•	Allocation of losses to separate tranches of the capital structure according to priority of payments in a transaction.

•

The inception-to-date unrealized gain or loss on a transaction is the difference between the original price of the risk (the original market-implied expected loss) and the current price of the risk based on the assumed market-implied expected losses derived from the model.

Additional structural assumptions of the BET Model are:

•	Default probabilities are determined by three factors: credit spread, recovery rate after default and the time period under risk.

•	Frequencies of defaults are modeled evenly over time.

•	Collateral assets are generally considered on an average basis rather than being modeled on an individual basis.

•

Collateral asset correlation is modeled using a diversity score, which is calculated based on industry or sector concentrations. Recovery rates are based on historical averages and updated based on market evidence.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

2. BET Model Inputs

a. Credit spreads

The average spread of collateral is a key input as MBIA Corp. assumes credit spreads reflect the market’s assessment of default probability for each piece of collateral. Spreads are obtained from market data sources published by third parties (e.g., dealer spread tables for assets most closely resembling collateral within MBIA Corp.’s transactions) as well as collateral-specific spreads on the underlying reference obligations provided by trustees or market sources. Also, when these sources are not available, MBIA Corp. benchmarks spreads for collateral against market spreads or prices. This data is reviewed on an ongoing basis for reasonableness and applicability to MBIA Corp.’s derivative portfolio. MBIA Corp. also calculates spreads based on quoted prices and on internal assumptions about expected life when pricing information is available and spread information is not.

MBIA Corp. uses the spread hierarchy listed below in determining which source of spread information to use, with the rule being to use CDS spreads where available and cash security spreads as the next alternative.

Spread Hierarchy:

•	Collateral-specific credit spreads when observable.

•	Sector-specific spread tables by asset class and rating.

•	Corporate spreads, including Bloomberg spread tables based on rating.

•	Benchmark from most relevant market source when corporate spreads are not directly relevant.

There were some transactions where MBIA Corp. incorporated multiple levels within the hierarchy, including using actual collateral-specific credit spreads in combination with a calculated spread based on an assumed relationship. In those cases, MBIA Corp. classified the transaction as being benchmarked from the most relevant spread source even though the majority of the average spread was from actual collateral-specific spreads. As of March 31, 2013, sector-specific spreads were used in 8% of the transactions valued using the BET Model. Corporate spreads were used in 42% of the transactions and spreads benchmarked from the most relevant spread source were used for 50% of the transactions. The spread source can also be identified by whether or not it is based on collateral weighted average rating factor (“WARF”). No collateral-specific spreads are based on WARF. Sector-specific spreads, corporate spreads and some benchmarked spreads are based on WARF. WARF-sourced and/or ratings-sourced credit spreads were used for 77% of the transactions.

Over time, the data inputs change as new sources become available, existing sources are discontinued or are no longer considered to be reliable or the most appropriate. It is always MBIA Corp.’s objective to use more observable spread hierarchies defined above. However, MBIA Corp. may on occasion move to less observable spread inputs due to the discontinuation of data sources or due to MBIA Corp. considering certain spread inputs no longer representative of market spreads.

b. Diversity Scores

Diversity scores are a means of estimating the diversification in a portfolio. The diversity score estimates the number of uncorrelated assets that are assumed to have the same loss distribution as the actual portfolio of correlated assets. While diversity score is a required input into the BET model, due to current high levels of default within the collateral of the structures, diversity score does not have a significant impact on valuation.

c. Recovery Rate

The recovery rate represents the percentage of par expected to be recovered after an asset defaults, indicating the severity of a potential loss. MBIA Corp. generally uses rating agency recovery assumptions which may be adjusted to account for differences between the characteristics and performance of the collateral used by the rating agencies and the actual collateral in MBIA Corp.-insured transactions. MBIA Corp. may also adjust rating agency assumptions based on the performance of the collateral manager and on empirical market data.

d. Nonperformance Risk

MBIA Corp.’s valuation methodology for insured credit derivative liabilities incorporates MBIA Corp.’s own nonperformance risk. MBIA Corp. calculates the fair value by discounting the market value loss estimated through the BET Model at discount rates which include MBIA Corp.’s CDS spreads as of March 31, 2013. The CDS spreads assigned to each deal are based on the weighted average life of the deal. MBIA Corp. limits the nonperformance impact so that the derivative liability could not be lower than MBIA Corp.’s recovery derivative price multiplied by the unadjusted derivative liability.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

B. Description of Direct Price Model

1. Valuation Model Overview

The Direct Price Model uses quoted market prices of financial assets correlated to the underlying collateral of the pool of assets backing the liabilities guaranteed by certain insured derivative liabilities. These quoted market prices are adjusted to reflect the unique characteristics of the liabilities of the entities backed by the correlated assets and unique terms of the insured derivative contracts.

2. Model Inputs

•	Collateral prices

Fair value of collateral is based on quoted prices when available. When quoted prices are not available, a matrix pricing grid is used based on security type and rating to determine fair value of collateral, which applies an average based on securities with the same rating and security type categories.

•	Interest rates

The present value of the market-implied potential losses was calculated assuming that MBIA Corp. deferred all principal losses to the legal final maturity. This was done through a cash flow model that calculated potential interest payments in each period and the potential principal loss at the legal final maturity. These cash flows were discounted using the LIBOR flat swap curve.

•	Nonperformance risk

The methodology for calculating MBIA Corp.’s nonperformance risk is the same as used for the BET Model. Due to the current level of MBIA Corp. CDS spread rates and the long tenure of these transactions, the derivative recovery rate was used to estimate nonperformance risk for all transactions marked by this model.

Overall Model Results

As of March 31, 2013 and December 31, 2012, MBIA Corp.’s net insured derivative liability was $3.0 billion and $2.9 billion, respectively, and was primarily related to the fair values of insured credit derivatives based on the results of the aforementioned pricing models. In the current environment the most significant driver of changes in fair value is nonperformance risk. In aggregate, the nonperformance calculation resulted in a pre-tax net insured derivative liability that was $3.2 billion and $4.4 billion lower than the net liability that would have been estimated if MBIA Corp. excluded nonperformance risk in its valuation as of March 31, 2013 and December 31, 2012, respectively. Nonperformance risk is a fair value concept and does not contradict MBIA Corp.’s internal view, based on fundamental credit analysis of MBIA Corp.’s economic condition, that MBIA Corp. will be able to pay all claims when due.

Accrued Interest Expense

The fair value of the accrued interest expense on the surplus notes due 2033 is determined based on the scheduled interest payments discounted by the market’s perception of the credit risk related to the repayment of the surplus notes. The credit risk related to the repayment of the surplus notes is based on recent trades of the surplus notes. The deferred interest payment will be due on the first business day on or after which MBIA Corp. obtains approval to make such payment.

The carrying amounts of accrued interest expense on all other long-term debt approximate fair value due to the short-term nature of these instruments.

Financial Guarantees

Gross Financial Guarantees —The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. MBIA Corp.’s CDS spread and recovery rate are used as its discount rate.

The carrying value of MBIA Corp.’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves, net of the insurance loss recoverable as reported on MBIA Corp.’s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Ceded Financial Guarantees —The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on MBIA Corp.’s consolidated balance sheets.

Significant Unobservable Inputs

The following tables provide quantitative information regarding the significant unobservable inputs used by MBIA Corp. for assets and liabilities measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012. These tables exclude inputs used to measure fair value that are not developed by MBIA Corp., such as broker prices and other third-party pricing service valuations.

In millions	Fair Value as of March 31, 2013	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Assets of consolidated VIEs:
Loans receivable at fair value	$1,819	Quoted market prices adjusted for financial guarantees provided to VIE obligations	Impact of financial guarantee	0% - 21% (4%)
Loan repurchase commitments	1,176	Discounted cash flow	Recovery rates	10% - 75% (46%)
			Breach rates	67% - 94% (78%)
Liabilities of consolidated VIEs:
Variable interest entity notes	1,918	Quoted market prices of VIE assets adjusted for financial guarantees provided	Impact of financial guarantee	0% - 34% (8%)
Credit derivative liabilities, net:
CMBS	1,851	BET Model	Recovery rates	21% - 90% (51%)
			Nonperformance risk	20% - 48% (48%)
			Weighted average life (in years)	0.1 - 33.5 (4.3)
			CMBS spreads	1% - 23.5% (13.1%)
Multi-sector CDO	594	Direct Price Model	Nonperformance risk	48% - 48% (48%)
Other	549	BET Model	Recovery rates	42% - 70% (47%)
			Nonperformance risk	37% - 48% (48%)
			Weighted average life (in years)	0.4 - 19.6 (2.8)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

In millions	Fair Value as of December 31, 2012	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Assets of consolidated VIEs:
Loans receivable at fair value	$1,881	Quoted market prices adjusted for financial guarantees provided to VIE obligations	Impact of financial guarantee	0% -14% (3%)
Loan repurchase commitments	1,086	Discounted cash flow	Recovery rates	10% - 75% (47%)
			Breach rates	66% - 94% (78%)
Liabilities of consolidated VIEs:
Variable interest entity notes	1,948	Quoted market prices of VIE assets adjusted for financial guarantees provided	Impact of financial guarantee	0% - 23% (6%)
Credit derivative liabilities, net:
CMBS	1,590	BET Model	Recovery rates	21% - 90% (51%)
			Nonperformance risk	19% - 59% (58%)
			Weighted average life (in years)	0.1 - 5.6 (4.4)
			CMBS spreads	1% - 23% (13%)
Multi-sector CDO	525	Direct Price Model	Nonperformance risk	59% - 59% (59%)
Other	806	BET Model	Recovery rates	42% - 75% (47%)
			Nonperformance risk	42% - 59% (58%)
			Weighted average life (in years)	0.1 - 19.6 (3.0)

Sensitivity of Significant Unobservable Inputs

The significant unobservable input used in the fair value measurement of MBIA Corp.’s loans receivable at fair value of consolidated VIEs is the impact of the financial guarantee. The fair value of loans receivable is calculated by subtracting the value of the financial guarantee from the market value of VIE liabilities. The value of a financial guarantee is estimated by MBIA Corp. as the present value of expected cash payments under the policy. As expected cash payments provided by MBIA Corp. under the insurance policy increase, there is a lower expected cash flow on the underlying loans receivable of the VIE. This results in a lower fair value of the loans receivable in relation to the obligations of the VIE.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s loan repurchase commitments of consolidated VIEs are the recovery rates and the breach rates. Recovery rates reflect the estimates of future cash flows reduced for litigation delays and risks and/or potential financial distress of the sellers/servicers. The estimated recoveries of the loan repurchase commitments may differ from the actual recoveries that may be received in the future. Breach rates represent the rate at which the mortgages fail to comply with stated representations and warranties of the sellers/servicers. Significant increases or decreases in the recovery rates and the breach rates would result in significantly higher or lower fair values of the loan repurchase commitments, respectively. Additionally, changes in the legal environment and the ability of the counterparties to pay would impact the recovery rate assumptions, which could significantly impact the fair value measurement. Any significant challenges by the counterparties to MBIA Corp.’s determination of breaches of representations and warranties could significantly adversely impact the fair value measurement. Recovery rates and breach rates are determined independently. Changes in one input will not necessarily have any impact on the other input.

The significant unobservable input used in the fair value measurement of MBIA Corp.’s variable interest entity notes of consolidated VIEs is the impact of the financial guarantee. The fair value of VIE notes is calculated by adding the value of the financial guarantee to the market value of VIE assets. The value of a financial guarantee is estimated by MBIA Corp. as the present value of expected cash payments under the policy. As the value of the guarantee provided by MBIA Corp. to the obligations issued by the VIE increases, the credit support adds value to the liabilities of the VIE. This results in an increase in the fair value of the liabilities of the VIE.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s CMBS credit derivatives, which are valued using the BET Model, are CMBS spreads, recovery rates, nonperformance risk and weighted average life. The CMBS spread is an indicator of credit risk of the collateral securities. The recovery rate represents the percentage of notional expected to be recovered after an asset defaults, indicating the severity of a potential loss. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Weighted average life is based on MBIA Corp.’s estimate of when the principal of the underlying collateral of the CMBS structure will be repaid. A significant increase in weighted average life can result in an increase or decrease in the fair value of the derivative liability, depending on the discount rate and the timing of significant losses. Any significant increase or decrease in recovery rates or MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively. CMBS spreads, recovery rates, nonperformance risk and weighted average lives are determined independently. Changes in one input will not necessarily have any impact on the other inputs.

The significant unobservable input used in the fair value measurement of MBIA Corp.’s multi-sector CDO credit derivatives, which are valued using the Direct Price Model, is nonperformance risk. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Any significant increase or decrease in MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively.

The significant unobservable inputs used in the fair value measurement of MBIA Corp.’s other credit derivatives, which are valued using the BET Model, are recovery rates, nonperformance risk and weighted average life. The recovery rate represents the percentage of notional expected to be recovered after an asset defaults, indicating the severity of a potential loss. The nonperformance risk is an assumption of MBIA Corp.’s own ability to pay and whether MBIA Corp. will have the necessary resources to pay the obligations as they come due. Weighted average life is based on MBIA Corp.’s estimate of when the principal of the underlying collateral will be repaid. A significant increase in weighted average life can result in an increase or decrease in the fair value of the derivative liability, depending on the discount rate and the timing of significant losses. Any significant increase or decrease in recovery rates or MBIA Corp.’s nonperformance risk would result in a decrease or increase in the fair value of the derivative liabilities, respectively. Recovery rates, nonperformance risk and weighted average lives are determined independently. Changes in one input will not necessarily have any impact on the other inputs.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present the fair value of MBIA Corp.’s assets (including short-term investments) and liabilities measured and reported at fair value on a recurring basis as of March 31, 2013 and December 31, 2012:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of March 31, 2013
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$244	$-	$-		$244
State and municipal bonds	-	7	-		7
Foreign governments	110	92	8	(1)	210
Corporate obligations	-	221	-		221
Mortgage-backed securities:
Residential mortgage-backed agency	-	4	-		4
Residential mortgage-backed non-agency	-	28	-		28
Asset-backed securities:
Collateralized debt obligations	-	1	-		1
Other asset-backed	-	15	5	(1)	20

Total fixed-maturity investments	354	368	13		735
Money market securities	12	-	-		12
Perpetual debt and equity securities	-	2	4	(1)	6
Cash and cash equivalents	434	-	-		434
Derivative assets:
Credit derivatives	-	7	-		7

Total derivative assets	-	7	-		7

(1)	-	Unobservable inputs are either not developed by MBIA Corp. or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of March 31, 2013
Assets of consolidated VIEs:
Cash	72	-	-		72
Corporate obligations	-	53	56	(1)	109
Mortgage-backed securities:
Residential mortgage-backed non-agency	-	814	6	(1)	820
Commercial mortgage-backed	-	416	28	(1)	444
Asset-backed securities:
Collateralized debt obligations	-	178	57	(1)	235
Other asset-backed	-	99	46	(1)	145
Loans receivable	-	-	1,819		1,819
Loan repurchase commitments	-	-	1,176		1,176

Total assets	$872	$1,937	$3,205		$6,014

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$12	$2,994		$3,006

Total derivative liabilities	-	12	2,994		3,006
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,677	1,918		3,595
Derivative liabilities:
Credit derivatives	-	126	-		126
Currency rate derivatives	-	-	23	(1)	23

Total derivative liabilities	-	126	23		149

Total liabilities	$-	$1,815	$4,935		$6,750

(1)	-	Unobservable inputs are either not developed by MBIA Corp. or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2012
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$353	$-	$-		$353
State and municipal bonds	-	7	-		7
Foreign governments	86	106	3	(1)	195
Corporate obligations	-	261	-		261
Mortgage-backed securities:
Residential mortgage-backed agency	-	3	-		3
Residential mortgage-backed non-agency	-	29	3	(1)	32
Asset-backed securities:
Collateralized debt obligations	-	1	-		1
Other asset-backed	-	16	5	(1)	21

Total fixed-maturity investments	439	423	11		873
Money market securities	15	-	-		15
Perpetual debt and equity securities	-	1	4	(1)	5
Cash and cash equivalents	397	-	-		397
Derivative assets:
Credit derivatives	-	7	-		7

Total derivative assets	-	7	-		7

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Other Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2012
Assets of consolidated VIEs:
Cash	176	-	-		176
Corporate obligations	-	58	56	(1)	114
Mortgage-backed securities:
Residential mortgage-backed non-agency	-	787	6	(1)	793
Commercial mortgage-backed	-	409	7	(1)	416
Asset-backed securities:
Collateralized debt obligations	-	185	66	(1)	251
Other asset-backed	-	99	62	(1)	161
Loans receivable	-	-	1,881		1,881
Loan repurchase commitments	-	-	1,086		1,086

Total assets	$1,027	$1,969	$3,179		$6,175

Liabilities:
Derivative liabilities:
Credit derivatives	$-	$12	$2,921		$2,933

Total derivative liabilities	-	12	2,921		2,933
Liabilities of consolidated VIEs:
Variable interest entity notes	-	1,727	1,948		3,675
Derivative liabilities:
Interest rate derivatives	-	141	-		141
Currency rate derivatives	-	-	21	(1)	21

Total derivative liabilities	-	141	21		162

Total liabilities	$-	$1,880	$4,890		$6,770

(1)	-	Unobservable inputs are either not developed by MBIA Corp. or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

Level 3 Analysis

Level 3 assets at fair value, as of March 31, 2013 and December 31, 2012 represented approximately 53% and 51%, respectively, of total assets measured at fair value. Level 3 liabilities at fair value, as of March 31, 2013 and December 31, 2012, represented approximately 73% and 72%, respectively, of total liabilities measured at fair value.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present the fair values and carrying values of MBIA Corp.’s assets and liabilities that are disclosed at fair value but not reported at fair value on MBIA Corp.’s consolidated balance sheets as of March 31, 2013 and December 31, 2012:

	Fair Value Measurements at Reporting Date Using			Fair Value Balance as of March 31, 2013	Carry Value Balance as of March 31, 2013
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Other investments	$-	$-	$26	$26	$26
Accrued investment income	5	-	-	5	5
Assets of consolidated VIEs:
Investments held-to-maturity	-	-	2,759	2,759	2,826

Total assets	$5	$-	$2,785	$2,790	$2,857

Liabilities:
Long-term debt	$-	$1,929	$-	$1,929	$2,633
Accrued interest payable(1)	-	50	-	50	119
Liabilities of consolidated VIEs:
VIE notes	-	-	2,759	2,759	2,826

Total liabilities	$-	$1,979	$2,759	$4,738	$5,578

Financial Guarantees:
Gross	$-	$-	$(114)	$(114)	$(739)
Ceded	-	-	1,657	1,657	1,462

(1)	-	Reported within “Other liabilities” on MBIA Corp.‘s consolidated balance sheets.

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2012	Carry Value Balance as of December 31, 2012
Assets:
Other investments	$-	$-	$28	$28	$28
Accrued investment income	7	-	-	7	7
Assets of consolidated VIEs:
Investments held-to-maturity	-	-	2,675	2,675	2,829

Total assets	$7	$-	$2,703	$2,710	$2,864

Liabilities:
Long-term debt	$-	$1,847	$-	$1,847	$2,604
Accrued interest payable(1)	-	39	-	39	90
Liabilities of consolidated VIEs:
VIE notes	-	-	2,675	2,675	2,829

Total liabilities	$-	$1,886	$2,675	$4,561	$5,523

Financial Guarantees:
Gross	$-	$-	$(114)	$(114)	$(294)
Ceded	-	-	1,442	1,442	1,530

(1)	-	Reported within “Other liabilities” on MBIA Corp.‘s consolidated balance sheets.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the three months ended March 31, 2013 and 2012:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2013

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2013
Assets:
Foreign governments	$3	$-	$-	$-	$-	$-	$-	$-	$-	$8	$(3)	$8	$-
Residential mortgage-backed non-agency	3	-	-	-	-	-	-	(3)	-	-	-	-	-
Other asset-backed	5	-	-	-	-	-	-	-	-	-	-	5	-
Perpetual debt and equity securities	4	-	-	-	-	-	-	-	-	-	-	4	-
Assets of consolidated VIEs:
Corporate obligations	56	-	(2)	-	-	-	-	(1)	-	3	-	56	-
Residential mortgage-backed non-agency	6	-	6	-	-	-	-	(6)	-	1	(1)	6	1
Commercial mortgage-backed	7	-	1	-	-	-	-	-	-	20	-	28	1
Collateralized debt obligations	66	-	(9)	-	-	-	-	-	-	1	(1)	57	(4)
Other asset-backed	62	-	(14)	-	-	-	-	(2)	-	-	-	46	(9)
Loans receivable	1,881	-	8	-	-	-	-	(70)	-	-	-	1,819	8
Loan repurchase commitments	1,086	-	90	-	-	-	-	-	-	-	-	1,176	90

Total assets	$3,179	$-	$80	$-	$-	$-	$-	$(82)	$-	$33	$(5)	$3,205	$87

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of March 31, 2013
Liabilities:
Credit derivative, net	$2,921	$1	$73	$-	$-	$-	$-	$(1)	$-	$-	$-	$2,994	$131
Liabilities of consolidated VIEs:
VIE notes	1,948	-	123	-	-	-	-	(153)	-	-	-	1,918	123
Currency derivative, net	21	-	(1)	-	3	-	-	-	-	-	-	23	2

Total liabilities	$4,890	$1	$195	$-	$3	$-	$-	$(154)	$-	$-	$-	$4,935	$256

(1) - Transferred in and out at the end of the period.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2012

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2012
Assets:
Foreign governments	$11	$-	$-	$-	$1	$6	$-	$(6)	$-	$-	$-	$12	$-
Corporate obligations	4	-	-	-	-	-	-	-	-	-	-	4	-
Residential mortgage-backed non-agency	7	-	-	-	-	-	-	(1)	-	-	(2)	4	-
Other asset-backed	42	(101)	-	100	-	-	-	(1)	(6)	-	-	34	-
Assets of consolidated VIEs:
Corporate obligations	67	-	1	-	-	-	-	(1)	-	6	-	73	2
Residential mortgage-backed non-agency	21	-	5	-	-	-	-	(2)	-	2	(1)	25	4
Commercial mortgage-backed	22	-	1	-	-	-	-	(2)	-	-	(6)	15	-
Collateralized debt obligations	149	-	3	-	-	-	-	-	-	7	-	159	2
Other asset-backed	67	-	3	-	-	-	-	-	-	1	-	71	3
Loans receivable	2,046	-	39	-	-	-	-	(60)	-	-	-	2,025	39
Loan repurchase commitments	1,077	-	(1)	-	-	-	-	-	-	-	-	1,076	(1)

Total assets	$3,513	$(101)	$51	$100	$1	$6	$-	$(73)	$(6)	$16	$(9)	$3,498	$49

In millions	Balance, Beginning of Period	Realized (Gains) / Losses	Unrealized (Gains) / Losses Included in Earnings	Unrealized (Gains) / Losses Beginning OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized (Gains) Losses for the Period Included in Earnings for Assets Still Held as of March 31, 2012
Liabilities:
Credit derivative, net	$4,790	$20	$(303)	$-	$-	$-	$-	$(20)	$-	$-	$-	$4,487	$(286)
Liabilities of consolidated VIEs:
VIE notes	2,922	-	141	-	-	-	-	(183)	-	-	-	2,880	141
Credit derivative, net	80	-	2	-	-	-	-	-	-	-	-	82	2
Currency derivative, net	17	-	2	-	-	-	-	-	-	-	-	19	2

Total liabilities	$7,809	$20	$(158)	$-	$-	$-	$-	$(203)	$-	$-	$-	$7,468	$(141)

(1)	-	Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $33 million and $5 million, respectively, for the three months ended March 31, 2013. Transfers into and out of Level 2 were $5 million and $33 million, respectively, for the three months ended March 31, 2013. Transfers into Level 3 were principally related to commercial mortgage-backed securities, foreign government securities and corporate obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally foreign government securities where inputs, which are significant to their valuation, became observable. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $16 million and $9 million, respectively, for the three months ended March 31, 2012. Transfers into and out of Level 2 were $9 million and $16 million, respectively, for the three months ended March 31, 2012. Transfers into Level 3 were principally for corporate obligations and collateralized debt obligations where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for commercial mortgage-backed securities where inputs, which are significant to their valuation, became observable during the quarter. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. There were no transfers into or out of Level 1.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

Gains and losses (realized and unrealized) included in earnings relating to level 3 assets and liabilities for the three months ended March 31, 2013 and 2012 are reported on MBIA Corp.’s consolidated statements of operations as follows:

	Three Months Ended March 31, 2013
In millions	Total Gains (Losses) Included in Earnings	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets and Liabilities still held as of March 31, 2013
Revenues:
Unrealized gains (losses) on insured derivatives	$(73)	$(131)
Realized gains (losses) and other settlements on insured derivatives	(1)	-
Revenues of consolidated VIEs:
Net gains (losses) on financial instruments at fair value and foreign exchange	(42)	(38)

Total	$(116)	$(169)

	Three Months Ended March 31, 2012
In millions	Total Gains (Losses) Included in Earnings	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets and Liabilities still held as of March 31, 2012
Revenues:
Net investment income	$(5)	$-
Unrealized gains (losses) on insured derivatives	303	286
Realized gains (losses) and other settlements on insured derivatives	(20)	-
Net investment losses related to other-than-temporary impairments	(96)	-
Revenues of consolidated VIEs:
Net gains (losses) on financial instruments at fair value and foreign exchange	(94)	(96)

Total	$88	$190

Fair Value Option

MBIA Corp. elected to record at fair value certain financial instruments of VIEs that have been consolidated in connection with the adoption of the accounting guidance for consolidation of VIEs, among others.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following table presents the changes in fair value included in MBIA Corp.’s consolidated statements of operations for the three months ended March 31, 2013 and 2012, for all financial instruments for which the fair value option was elected:

	Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange
	Three Months Ended March 31,
In millions	2013	2012
Fixed-maturity securities held at fair value	$18	$(1)
Loans receivable at fair value:
Residential mortgage loans	(74)	18
Other loans	13	(39)
Loan repurchase commitments	90	-
Long-term debt	81	(11)

The following table reflects the difference between the aggregate fair value and the aggregate remaining contractual principal balance outstanding as of March 31, 2013 and December 31, 2012, for loans and VIE notes for which the fair value option was elected:

	As of March 31, 2013			As of December 31, 2012
In millions	Contractual Principal Outstanding	Fair Value	Difference	Contractual Principal Outstanding	Fair Value	Difference
Loans receivable at fair value:
Residential mortgage loans	$2,220	$1,660	$560	$2,307	$1,735	$572
Residential mortgage loans (90 days or more past due)	244	54	190	244	54	190
Other loans	22	11	11	22	22	-
Other loans (90 days or more past due)	196	94	102	197	70	127

Total loans receivable at fair value	$2,682	$1,819	$863	$2,770	$1,881	$889
VIE notes	$8,869	$3,595	$5,274	$9,079	$3,675	$5,404

Substantially all gains and losses included in earnings during the periods ended March 31, 2013 and December 31, 2012 on loans receivable and VIE notes reported in the preceeding tables are attributable to credit risk. This is primarily due to the high rate of defaults on loans and the collateral supporting the VIE notes, resulting in depressed pricing of the financial instruments.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments

MBIA Corp.’s investments, excluding those elected under the fair value option, include debt and equity securities classified as either AFS or HTM. Other invested assets designated as AFS are primarily comprised of money market funds.

The following tables present the amortized cost, fair value and corresponding gross unrealized gains and losses for AFS and HTM investments in MBIA Corp.’s investment portfolios as of March 31, 2013 and December 31, 2012:

	March 31, 2013
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$243	$1	$-	$244
State and municipal bonds	6	1	-	7
Foreign governments	198	12	-	210
Corporate obligations	214	6	-	220
Mortgage-backed securities:
Residential mortgage-backed agency	4	-	-	4
Residential mortgage-backed non-agency	26	2	-	28
Commercial mortgage-backed	1	-	(1)	-
Asset-backed securities:
Collateralized debt obligations	1	-	-	1
Other asset-backed	19	1	-	20

Total fixed-maturity investments	712	23	(1)	734
Money market securities	12	-	-	12
Perpetual debt and equity securities	2	-	-	2

Total AFS investments	$726	$23	$(1)	$748

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$2,826	$26	$(93)	$2,759

Total HTM investments	$2,826	$26	$(93)	$2,759

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2012
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$352	$1	$-	$353
State and municipal bonds	6	1	-	7
Foreign governments	183	13	-	196
Corporate obligations	254	7	-	261
Mortgage-backed securities:
Residential mortgage-backed agency	2	-	-	2
Residential mortgage-backed non-agency	31	2	-	33
Commercial mortgage-backed	1	-	(1)	-
Asset-backed securities:
Collateralized debt obligations	1	-	-	1
Other asset-backed	20	1	-	21

Total fixed-maturity investments	850	25	(1)	874
Money market securities	15	-	-	15
Perpetual debt and equity securities	1	-	-	1

Total AFS investments	$866	$25	$(1)	$890

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$2,829	$2	$(157)	$2,674

Total HTM investments	$2,829	$2	$(157)	$2,674

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

The following table presents the distribution by contractual maturity of AFS and HTM fixed-maturity securities at amortized cost and fair value as of March 31, 2013. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

	AFS Securities		HTM Securities
			Consolidated VIEs
In millions	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$209	$209	$-	$-
Due after one year through five years	384	393	-	-
Due after five years through ten years	59	68	-	-
Due after ten years through fifteen years	-	-	-	-
Due after fifteen years	9	11	2,826	2,759
Mortgage-backed and asset-backed	51	53	-	-

Total fixed-maturity investments	$712	$734	$2,826	$2,759

Deposited Securities

The fair value of securities on deposit with various regulatory authorities was $5 million as of March 31, 2013 and December 31, 2012. These deposits are required to comply with state insurance laws.

Impaired Investments

The following tables present the gross unrealized losses related to AFS and HTM investments as of March 31, 2013 and December 31, 2012:

	March 31, 2013
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$3	$-	$-	$-	$3	$-
State and municipal bonds	1	-	-	-	1	-
Foreign governments	32	-	-	-	32	-
Corporate obligations	5	-	-	-	5	-
Mortgage-backed securities:
Residential mortgage-backed non-agency	-	-	5	-	5	-
Commercial mortgage-backed	-	-	1	(1)	1	(1)
Asset-backed securities:
Other asset-backed	-	-	10	-	10	-

Total fixed-maturity investments	41	-	16	(1)	57	(1)

Total AFS investments	$41	$-	$16	$(1)	$57	$(1)

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$311	$(4)	$1,336	$(89)	$1,647	$(93)

Total HTM investments	$311	$(4)	$1,336	$(89)	$1,647	$(93)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2012
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
AFS Investments
Fixed-maturity investments:
U.S. Treasury and government agency	$151	$-	$-	$-	$151	$-
State and municipal bonds	1	-	-	-	1	-
Foreign governments	11	-	1	-	12	-
Corporate obligations	8	-	4	-	12	-
Mortgage-backed securities:
Residential mortgage-backed non-agency	2	-	6	-	8	-
Commercial mortgage-backed	-	-	-	(1)	-	(1)
Asset-backed securities:
Other asset-backed	-	-	10	-	10	-

Total fixed-maturity investments	173	-	21	(1)	194	(1)
Perpetual debt and equity securities	1	-	-	-	1	-

Total AFS investments	$174	$-	$21	$(1)	$195	$(1)

HTM Investments
Assets of consolidated VIEs:
Corporate obligations	$297	$(19)	$1,287	$(138)	$1,584	$(157)

Total HTM investments	$297	$(19)	$1,287	$(138)	$1,584	$(157)

With the weighting applied on the fair value of each security relative to the total fair value, the weighted average contractual maturity of securities in an unrealized loss position as of March 31, 2013 and December 31, 2012 was 29 and 27 years, respectively. As of March 31, 2013 and December 31, 2012, there were 34 and 36 securities, respectively, that were in an unrealized loss position for a continuous twelve-month period or longer, of which the fair values of 6 securities, for both periods, were below book value by more than 5%.

Other-Than-Temporary Impairments

MBIA Corp. has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether MBIA Corp. has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recovery. Based on its evaluation, MBIA Corp. determined that the unrealized losses on the remaining securities were temporary in nature because its impairment analysis, including projected future cash flows, indicated that MBIA Corp. would be able to recover the amortized cost of impaired assets. MBIA Corp. also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it would not have to sell these securities before recovery of their cost basis. In making this conclusion, MBIA Corp. examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of March 31, 2013 that would require the sale of impaired securities. On a quarterly basis, MBIA Corp. re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings. Impaired securities that MBIA Corp. intends to sell before the expected recovery of such securities’ fair values have been written down to fair value.

Credit Loss Rollforward

The portion of certain other-than-temporary impairments (“OTTI”) losses on fixed-maturity securities that does not represent credit losses is recognized in AOCI. For these impairments, the net amount recognized in earnings represents the difference between the amortized cost of the security and the net present value of its projected future discounted cash flows prior to impairment. Any remaining difference between the fair value and amortized cost is recognized in AOCI.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

The following table presents the amount of credit loss impairments recognized in earnings on fixed-maturity securities held by MBIA Corp. as of the dates indicated, for which a portion of the OTTI losses was recognized in AOCI, and the corresponding changes in such amounts. There were no OTTI losses for which a portion was recognized in AOCI for the three months ended March 31, 2013.

In millions	Three Months Ended March 31, 2012
Credit Losses Recognized in Earnings Related to Other-Than-Temporary Impairments
Beginning balance	$57
Reductions for credit loss impairments previously recognized on securities impaired to fair value during the period(1)	(57)

Ending balance	$-

(1)	-	Represents circumstances where MBIA Corp. determined in the current period that it intends to sell the security or it is more likely than not that it will be required to sell the security before recovery of the security’s amortized cost.

Sales of AFS Investments

Gross realized gains and losses are recorded in “Net gains (losses) on financial instruments at fair value and foreign exchange” on MBIA Corp.’s consolidated statements of operations. The proceeds and gross realized gains and losses for the three months ended March 31, 2013 and 2012 were as follows:

	Three Months Ended March 31,
In millions	2013	2012
Proceeds from sales	$130	$614
Gross realized gains	$-	$10
Gross realized losses	$-	$(1)

Note 8: Derivative Instruments

Overview

MBIA Corp. accounts for derivative instruments in accordance with the accounting principles for derivative and hedging activities, which requires that all such instruments be recorded on MBIA Corp.’s consolidated balance sheets at fair value. Refer to “Note 6: Fair Value of Financial Instruments” for the method used for determining the fair value of derivative instruments.

MBIA Corp. has entered into derivative instruments that it viewed as an extension of its core financial guarantee business but which do not qualify for the financial guarantee scope exception and, therefore, must be recorded at fair value in MBIA Corp.’s consolidated balance sheets. MBIA Corp. insures CDS contracts, primarily referencing corporate, asset-backed, residential mortgage-backed, commercial mortgage-backed, CRE loans, and CDO securities that are intended to be held for the entire term of the contract absent a negotiated settlement with the counterparty.

Changes in the fair value of derivatives, excluding insured derivatives, are recorded each period in current earnings within “Net gains (losses) on financial instruments at fair value and foreign exchange.” Changes in the fair value of insured derivatives are recorded each period in current earnings within “Net change in fair value of insured derivatives.” The net change in the fair value of MBIA Corp.’s insured derivatives has two primary components: (i) realized gains (losses) and other settlements on insured derivatives and (ii) unrealized gains (losses) on insured derivatives. “Realized gains (losses) and other settlements on insured derivatives” include (i) premiums received and receivable on sold CDS contracts, (ii) premiums paid and payable to reinsurers in respect to CDS contracts, (iii) net amounts received or paid on reinsurance commutations, (iv) losses paid and payable to CDS contract counterparties due to the occurrence of a credit event or settlement agreement, (v) losses recovered and recoverable on purchased CDS contracts due to the occurrence of a credit event or settlement agreement and (vi) fees relating to CDS contracts. The “Unrealized gains (losses) on insured derivatives” include all other changes in fair value of the insured derivative contracts.

Variable Interest Entities

VIEs consolidated by MBIA Corp. have entered into derivative instruments primarily consisting of interest rate swaps. Interest rate swaps are entered into to hedge the risks associated with fluctuations in interest rates or fair values of certain contracts.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

Credit Derivatives Sold

The following tables present information about credit derivatives sold by MBIA Corp. that were outstanding as of March 31, 2013 and December 31, 2012. Credit ratings represent the lower of underlying ratings assigned to the collateral by Moody’s, S&P or MBIA.

$ in millions		As of March 31, 2013
		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below Investment Grade	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	4.9 Years	$10,007	$5,792	$3,109	$11,250	$14,228	$44,386	$(2,960)
Insured swaps	20.7 Years	-	85	2,503	1,609	-	4,197	(8)
All others	32.6 Years	-	-	-	-	195	195	(38)

Total notional		$10,007	$5,877	$5,612	$12,859	$14,423	$48,778

Total fair value		$(3)	$(83)	$(8)	$(534)	$(2,378)		$(3,006)

$ in millions		As of December 31, 2012
		Notional Value
Credit Derivatives Sold	Weighted Average Remaining Expected Maturity	AAA	AA	A	BBB	Below Investment Grade	Total Notional	Fair Value Asset (Liability)
Insured credit default swaps	5.1 Years	$10,457	$5,862	$5,253	$11,571	$13,859	$47,002	$(2,858)
Insured swaps	20.8 Years	-	103	2,520	1,627	71	4,321	(7)
All others	1.8 Years	-	-	-	-	195	195	(68)

Total notional		$10,457	$5,965	$7,773	$13,198	$14,125	$51,518

Total fair value		$(7)	$(70)	$(72)	$(732)	$(2,052)		$(2,933)

Internal credit ratings assigned by MBIA on the underlying collateral are derived by MBIA Corp.’s surveillance group. In assigning an internal rating, current status reports from issuers and trustees, as well as publicly available transaction-specific information, are reviewed. Also, where appropriate, cash flow analyses and collateral valuations are considered. The maximum potential amount of future payments (undiscounted) on CDS contracts are estimated as the notional value plus any additional debt service costs, such as interest or other amounts owed on CDS contracts. The maximum amount of future payments that MBIA Corp. may be required to make under these guarantees as of March 31, 2013 is $48.5 billion. This amount is net of $392 million of insured derivatives ceded under reinsurance agreements in which MBIA Corp. economically hedges a portion of the credit and market risk associated with its insured derivatives and offsetting agreements with a counterparty. The maximum potential amount of future payments (undiscounted) on insured swaps are estimated as the notional value of such contracts.

MBIA Corp. may hold recourse provisions with third parties in derivative instruments through both reinsurance and subrogation rights. MBIA Corp.’s reinsurance arrangements provide that in the event MBIA Corp. pays a claim under a guarantee of a derivative contract, MBIA Corp. has the right to collect amounts from any reinsurers that have reinsured the guarantee on either a proportional or non-proportional basis, depending upon the underlying reinsurance agreement. MBIA Corp. may also have recourse through subrogation rights whereby if MBIA Corp. makes a claim payment, it is entitled to any rights of the insured counterparty, including the right to any assets held as collateral.

Financial Statement Presentation

Insured CDSs and insured swaps are not subject to master netting agreements. VIE derivative assets and liabilities are not presented net of any master netting agreements.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

As of March 31, 2013 and December 31, 2012, MBIA Corp. reported derivative assets of $7 million, and derivative liabilities of $3.2 billion and $3.1 billion, respectively, which are shown separately on MBIA Corp.’s consolidated balance sheets. The following table presents the total fair value of MBIA Corp.’s derivative assets and liabilities by instrument and balance sheet location as of March 31, 2013:

In millions		Derivative Assets		Derivative Liabilities
Derivative Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$44,705	Derivative assets	$-	Derivative liabilities	$(2,960)
Insured swaps	7,685	Derivative assets	7	Derivative liabilities	(8)
Interest rate swaps -VIE	2,728	Derivative assets-VIE	-	Derivative liabilities-VIE	(126)
Cross currency swaps -VIE	107	Derivative assets-VIE	-	Derivative liabilities-VIE	(23)
All other	195	Derivative assets	-	Derivative liabilities	(38)
All other-VIE	280	Derivative assets-VIE	-	Derivative liabilities-VIE	-

Total derivatives	$55,700		$7		$(3,155)

The following table presents the total fair value of MBIA Corp.’s derivative assets and liabilities by instrument and balance sheet location as of December 31, 2012:

In millions		Derivative Assets		Derivative Liabilities
Derivative Instruments	Notional Amount Outstanding	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Not designated as hedging instruments:
Insured credit default swaps	$47,320	Derivative assets	$-	Derivative liabilities	$(2,858)
Insured swaps	7,890	Derivative assets	7	Derivative liabilities	(7)
Interest rate swaps -VIE	2,728	Derivative assets-VIE	-	Derivative liabilities-VIE	(141)
Cross currency swaps -VIE	110	Derivative assets-VIE	-	Derivative liabilities-VIE	(21)
All other	195	Derivative assets	-	Derivative liabilities	(68)
All other-VIE	280	Derivative assets-VIE	-	Derivative liabilities-VIE	-

Total derivatives	$58,523		$7		$(3,095)

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Derivative Instruments (continued)

The following table presents the effect of derivative instruments on the consolidated statements of operations for the three months ended March 31, 2013:

In millions		Net Gain (Loss) Recognized in Income
Derivatives Not Designated as Hedging Instruments
	Location of Gain (Loss) Recognized in Income on Derivative
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$(103)
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	11
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	13
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(1)
All other	Unrealized gains (losses) on insured derivatives	30

Total		$(50)

The following table presents the effect of derivative instruments on the consolidated statements of operations for the three months ended March 31, 2012:

In millions		Net Gain (Loss) Recognized in Income
Derivatives Not Designated as Hedging Instruments
	Location of Gain (Loss) Recognized in Income on Derivative
Insured credit default swaps	Unrealized gains (losses) on insured derivatives	$301
Insured credit default swaps	Realized gains (losses) and other settlements on insured derivatives	(4)
Non-insured credit default swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(1)
Interest rate swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	21
Currency swaps-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(2)
All other	Unrealized gains (losses) on insured derivatives	2
All other-VIE	Net gains (losses) on financial instruments at fair value and foreign exchange-VIE	(1)

Total		$316

Note 9: Income Taxes

MBIA Corp.’s income taxes and the related effective tax rates for the three months ended March 31, 2013 and 2012 are as follows:

	Three Months Ended March 31,
In millions	2013		2012
Income (loss) before income taxes	$136		$109
Provision (benefit) for income taxes	$29	21.3%	$54	49.5%

For the three months ended March 31, 2013, MBIA Corp.’s effective tax rate applied to its pre-tax income was less than the U.S. statutory tax rate primarily as a result of non-U.S. earnings taxed at a lower rate. For the three months ended March 31, 2012, MBIA Corp.’s effective tax rate applied to its pre-tax income was greater than the U.S. statutory tax rate primarily as a result of an increase in the valuation allowance.

MBIA Corp. adjusts annual forecasted pre-tax income for mark-to-market income, fair value adjustments, capital gains/losses, and other tax adjustments when projecting its full year 2013 effective tax rate. MBIA Corp. accounted for the discrete items at the federal applicable tax rate after applying the projected full year effective tax rate to its actual three-month results excluding discrete items.

Deferred Tax Asset, Net of Valuation Allowance

MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on tax assets and liabilities is recognized in income in the period that includes the enactment date.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 9: Income Taxes (continued)

MBIA Corp. establishes a valuation allowance against its deferred tax asset when it is more likely than not that all or a portion of the deferred tax asset will not be realized. All evidence, both positive and negative, needs to be identified and considered in making the determination. Future realization of the existing deferred tax asset ultimately depends, in part, on the existence of sufficient taxable income of appropriate character (for example, ordinary income versus capital gains) within the carryforward period available under the tax law.

As of March 31, 2013, MBIA Corp. reported a net deferred tax asset of $1.2 billion. The $1.2 billion net deferred tax asset is net of a $59 million valuation allowance. As of March 31, 2013, MBIA Corp. had a valuation allowance against a portion of the deferred tax asset related to capital loss carryforwards and losses from asset impairments as these losses are considered capital losses, have a five-year carryforward period, and once recognized, can only offset capital gain income.

MBIA Corp. has concluded that it is more likely than not that its net deferred tax asset will be realized. MBIA Corp. relied on MBIA Inc.’s tax sharing agreement and the Parent’s assurance that it intended for no net operating loss generated by MBIA Corp., to the extent used in consolidation, to expire without compensation. The determination of doubt as to MBIA Corp.’s ability to continue as a going concern does not impact this conclusion.

Accounting for Uncertainty in Income Taxes

MBIA Corp.’s policy is to record and disclose any change in unrecognized tax benefit (“UTB”) and related interest and/or penalties to income tax in the consolidated statements of operations. As of March 31, 2013 and 2012, MBIA Corp. did not have any uncertain tax positions and corresponding interest or penalties.

MBIA Corp.’s major tax jurisdictions include the U.S. and the United Kingdom (“U.K.”). MBIA and its U.S. subsidiaries file a U.S. consolidated federal income tax return.

The U.K. tax authorities are currently auditing tax years 2005 through 2011. On February 5, 2013 HM Revenue & Customs notified MBIA U.K. of their request for a meeting to discuss the progress of the audit. MBIA U.K. is responding in writing to HMRC prior to setting a meeting date.

As of December 31, 2012, MBIA Corp. had a cumulative net operating loss carryforward of $685 million, which will expire in tax year 2031 and a capital loss carryforward of $161 million, which will expire in tax year 2017.

Tax Sharing Arrangement

MBIA Corp. files its U.S. Corporation Income Tax Return as a member of the MBIA Inc. consolidated group and participates in a tax sharing agreement between MBIA Corp. and MBIA Inc. under which MBIA Corp. is allocated its share of consolidated tax liability or tax benefit as determined on a standalone basis under the tax sharing agreement.

As of March 31, 2013, MBIA Corp. has not made tax payments under this tax sharing agreement for 2013 and 2012. If tax payments had been made, all funds would have been placed in escrow by MBIA Inc. and would remain in escrow until the expiration of a two-year carryback period which would allow MBIA Corp. to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

As of March 31, 2013, MBIA Corp. has not received any payment with respect to tax losses contributed to the consolidated group. MBIA Corp. will receive benefits of its losses as it is able to earn out those losses in the future. However, it is MBIA Inc.’s intention not to allow any tax loss generated by MBIA Corp., to the extent used in consolidation, to expire without compensation.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10: Accumulated Other Comprehensive Income (continued)

The following table presents the changes in the components of AOCI for the three months ended March 31, 2013:

In millions	Unrealized Gains (Losses) On AFS Securities, Net(1)	Foreign Currency Translation, Net(1)	Total(1)
Balance, January 1, 2013	$16	$9	$25
Other comprehensive income before reclassification	67	(42)	25
Amounts reclassified from AOCI	(64)	-	(64)

Net current period other comprehensive income	3	(42)	(39)

Balance, March 31, 2013	$19	$(33)	$(14)

(1)	-	Transferred in and out at the end of the period.

The following table presents the details of the reclassifications from AOCI for the three months ended March 31, 2013:

In millions	Amounts
Details about AOCI Components	Reclassified From AOCI (1)	Affected Line Item on the Consolidated Statements of Operations
Reclassification adjustment on sale of securities	$(94)	Net gains (losses) on financial instruments at fair value and foreign exchange
	30	Provision (benefit) for income taxes

Total reclassifications for the period	$(64)	Net income (loss)

(1)	-	Amounts in parentheses indicate debits.

Note 11: Commitments and Contingencies

The following commitments and contingencies provide an update to those discussed in “Note 18: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 of MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012, and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.2 of Form 10-K. In the normal course of operating its business, MBIA Corp. may be involved in various legal proceedings. Additionally, MBIA may be involved in various legal proceedings that directly or indirectly impact MBIA Corp.

Recovery Litigation

MBIA Insurance Corp. v. Countrywide Home Loans, Inc., et al.; Index No. 602825/08 (N.Y. Sup. Ct., N.Y. County)

In May of 2013, the parties reached an agreement to resolve MBIA Corp.’s claims in this action. A Stipulation of Discontinuance without Prejudice will be filed shortly. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the comprehensive settlement agreement.

MBIA Insurance Corp. v. Bank of America Corp.; Countrywide Home Loans, Inc., Countrywide Securities Corp., and Countrywide Financial Corp. et al.; Case No. BC417572 (Ca. Super. Ct., County of Los Angeles)

In May of 2013, the parties reached an agreement to resolve MBIA Corp.’s claims in this action. A Stipulation of Discontinuance without Prejudice will be filed shortly. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the comprehensive settlement agreement.

MBIA Insurance Corp. v. Federal Deposit Insurance Corporation (in its corporate capacity and as conservator and receiver for IndyMac Federal Bank, F.S.B.); Civil Action No. 09-01011 (ABJ) (D.D.C.)

On March 8, 2013, the United States Court of Appeals for the D.C. Circuit affirmed the district court’s ruling dismissing MBIA Corp.’s amended complaint.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 11: Commitments and Contingencies (continued)

MBIA Insurance Corp. v. Credit Suisse Securities (USA) LLC, et al.; Index No. 603751/2009 (N.Y. Sup. Ct., N.Y. County)

On March 8, 2013, the defendants filed their answer to the amended complaint.

MBIA Insurance Corp. v. J.P. Morgan Securities LLC (f/k/a Bear, Stearns & Co. Inc); Index No. 64676/2012 (N.Y. Sup. Ct., County of Westchester)

On November 7, 2012, J.P. Morgan Securities LLC withdrew its motion to dismiss and filed its answer on March 26, 2013.

MBIA Insurance Corp. v. Ally Financial Inc. (f/k/a GMAC, LLC) et al.; 12-cv-02563 SRN/TNL (D. Minn.)

On February 15, 2013, the defendants filed their motion to dismiss. A hearing on the motion is scheduled for May 31, 2013.

MBIA Insurance Corp. v. Flagstar ABS, LLC, et al.; 13-cv-0262 (JSR) (S.D.N.Y.)

The parties filed a Stipulation of Discontinuance and Order of Dismissal with Prejudice of this action on May 2, 2013. Under the terms of the settlement, MBIA Corp. dismissed the lawsuit against Flagstar Bank in exchange for $110 million in cash and other consideration.

Transformation Litigation

ABN AMRO Bank N.V. et al. v. Eric Dinallo et al.; Index no. 601846/09 (N.Y. Sup. Ct., N.Y. County)

On March 4, 2013, the court issued a decision dismissing the Article 78 proceeding. On April 2, 2013, the remaining plaintiffs filed a Notice of Appeal to the Appellate Division, First Department. In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter have agreed to dismiss their claims. A Stipulation of Discontinuance will be filed shortly. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the settlement agreements.

ABN AMRO Bank N.V. et al. v. MBIA Inc. et al.; Index No. 601475/2009 (N.Y. Sup. Ct., N.Y. County)

In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter have agreed to dismiss their claims. A Stipulation of Discontinuance will be filed shortly. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the settlement agreements.

Barclays Bank PLC., et al. v. Wrynn et al.; Index No. 651811/2010 (N.Y. Sup. Ct., N.Y. County)

In May of 2013, following the Bank of America and Societe Generale settlements, all plaintiffs in this matter have agreed to dismiss their claims. A Stipulation of Discontinuance will be filed shortly. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the settlement agreements.

CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. v. MBIA Inc. et al.; Civil Action No. 12-cv-6840 (R.S.) (S.D.N.Y.)

On March 18, 2013, argument was heard on MBIA’s motion to disqualify plaintiffs’ counsel, White & Case LLP.

Broadbill Partners LP, et al. v. MBIA Inc., et al.; Index No. 653865/2012 (N.Y. Sup. Ct., N.Y. County)

On March 15, 2013, the briefing was completed on MBIA’s motion to dismiss.

Corporate Litigation

Bank of America v. MBIA Inc. and The Bank of New York Mellon, as Indenture Trustee; Index No. 70444/2012 (N.Y. Sup. Ct., Westchester County)

In May of 2013, the parties reached an agreement to resolve their respective claims in this action. A Stipulation of Discontinuance without Prejudice will be filed shortly. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the comprehensive settlement agreement.

MBIA Inc. v. Bank of America Corp. and Blue Ridge Investments, L.L.C.; Index No. 51664/2013 (N.Y. Sup. Ct., Westchester County)

In May of 2013, the parties reached an agreement to resolve their respective claims in this action. A Stipulation of Discontinuance without Prejudice will be filed shortly. Refer to “Note 1: Business Developments and Risks and Uncertainties” included herein for a description of the comprehensive settlement agreement.

Mary Crescente v. Joseph Brown, et al.; Index No. 17595/2008 (N.Y. Sup. Ct., Westchester County)

On March 25, 2013, a stipulation of discontinuance was filed with the court resolving the litigation.

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

On March 22, 2013, the court granted the Bond Insurer defendants’ motion to strike pursuant to California’s Anti-SLAPP statute dismissing the plaintiffs’ claims under California’s Cartwright Act.

MBIA and MBIA Corp. are defending against the aforementioned actions in which they are a defendant and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on MBIA Corp.’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the various litigations, there has not been a determination as to the amount, if any, of damages. Accordingly, MBIA Corp. is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of MBIA Corp., threatened, to which MBIA Corp. or any of its subsidiaries is a party.

MBIA Insurance Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 12: Subsequent Events

On May 6, 2013, MBIA Inc., together with its subsidiaries, MBIA Corp. and National, and BofA entered into a comprehensive settlement agreement, which among other things, resolved litigation between MBIA Corp. and Bank of America and certain of its subsidiaries. Refer to “Note 1: Business Developments and Risks and Uncertainties” for a description of the comprehensive settlement agreement.

In May of 2013, MBIA Inc., together with its subsidiaries, MBIA Corp. and National, entered into an agreement with Societe Generale, which among other things, resolved litigation concerning Transformation. Refer to “Note 1: Business Developments and Risks and Uncertainties” for a description of the agreement.

Refer to “Note 11: Commitments and Contingencies” for information about legal proceedings that developed after March 31, 2013.